Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

QUADRAMED CORPORATION,

SAWGRASS, LLC,

TEMPUS SOFTWARE, INC.,

AND

EACH OF THE SHAREHOLDERS OF TEMPUS SOFTWARE, INC.

Dated as of June 30, 2004

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EXHIBITS

Exhibit A – Defined Terms

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Option Termination Agreement

Exhibit E – Form of Tax Representation Letter of Tempus

Exhibit F – Form of Tax Representation Letter of QuadraMed

Exhibit G – Form of Employee Confidentiality, Inventions and Noncompetition Agreement

Exhibit H – Form of Employee Arbitration Agreement

Exhibit I – Form of Consulting Agreements

Exhibit J – Form of Hill, Ward, and Henderson, P.A. Opinion

Exhibit K – Form of Miles & Stockbridge P.C. Opinion

Exhibit L – Form of Miles & Stockbridge P.C. Tax Opinion

Exhibit M – Form of Hill, Ward, and Henderson, P.A. Tax Opinion

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2004 (this “Agreement”), is entered into by and among QuadraMed Corporation, a Delaware corporation (“QuadraMed”), Sawgrass, LLC, a Delaware limited liability company (the “Company”), Tempus Software, Inc., a Florida corporation (“Tempus”), and the shareholders of Tempus (individually, a “Shareholder” and collectively, the “Shareholders”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The respective boards of directors or Manager, as the case may be, of each of QuadraMed, the Company and Tempus have determined that it is in the best interests of their respective companies and shareholders that the Company and Tempus combine into a single company through the statutory merger of Tempus with and into the Company, with the Company as the surviving entity upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

B. Pursuant to the Merger, among other things, the outstanding shares of Tempus Common Stock shall be exchanged for a combination of shares of QuadraMed Common Stock and cash.

C. The Shareholders own all of the issued and outstanding shares of capital stock of Tempus.

D. QuadraMed, the Company, Tempus, and the Shareholders desire to make certain representations, warranties, covenants, and agreements in connection with the Merger as set forth in this Agreement.

E. The parties to the Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code.

AGREEMENT

In consideration of the agreements, provisions and covenants set forth below, and for other good and valuable consideration, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with Delaware Law and Florida Law, at the Effective Time, Tempus shall be merged with and into the Company, the Company shall be the surviving entity (sometimes called the “Surviving Company”) in such Merger, and the separate existence of Tempus shall thereupon cease.

Section 1.2 EFFECTIVE TIME.

(a) The Merger shall become effective when a properly executed certificate of merger (the “Certificate of Merger”), in such form as may be agreed by the parties hereto and as required by the relevant provisions of Delaware Law, is duly filed with the Secretary of State of Delaware and properly executed articles of merger (the “Articles of Merger”), in such form as may be agreed by the parties hereto and as required by the relevant provisions of Florida Law, is duly filed with the Secretary of State of Florida, which filings shall be made in connection with the Closing. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of Delaware and the Articles of Merger have been duly filed with the Secretary of State of Florida or at such later time as is provided in the Certificate of Merger and the Articles of Merger.

(b) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger, and the applicable provisions of Delaware Law and Florida Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Tempus and the Company shall vest in the Surviving Company, and all Liabilities of Tempus and the Company shall become the Liabilities of the Surviving Company.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Tempus, 225 Water Street, Suite 2250, Jacksonville, Florida 32202 at 10:00 a.m., local time, on June 30, 2004 (the “Closing Date”), or as soon thereafter as is reasonably practical; provided, however, that if the conditions set forth in Articles VIII and IX are not satisfied or waived at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as QuadraMed and Tempus shall agree.

Section 1.3 SURVIVING COMPANY.

(a) The Certificate of Formation of the Company as in effect at the Effective Time shall be the Certificate of Formation of the Surviving Company until duly amended in accordance with Delaware Law.

(b) The Operating Agreement of the Company as in effect at the Effective Time shall be the Operating Agreement of the Surviving Company until thereafter amended in accordance with Delaware Law.

(c) (i) The Manager of the Company at the Effective Time shall be the initial Manager of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and Operating Agreement of the Surviving Company, or as otherwise provided by Delaware Law.

      (ii) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Company and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and Operating Agreement of the Surviving Company, or as otherwise provided by Delaware Law.

Section 1.4 SHAREHOLDER APPROVAL. By executing this Agreement, each Shareholder, for itself and its heirs, successors and assigns, hereby: (i) approves of and consents to the Merger, this Agreement, and each of the terms, conditions, agreements, documents, certificates and actions contemplated in this Agreement that apply to the Shareholders; (ii) acknowledges receipt from Tempus of a notice conforming to the requirements of Section 607.1320 of the Florida Law, including a copy of Sections 607.1301 – 607.1333 of the Florida Law and the materials described in Section 607.1322 of the Florida Law; and (iii) agrees that any and all shareholders’ agreements or investor’s rights agreements or any similar agreements with respect to any equity securities of Tempus to which the Shareholder is a party shall be deemed to be terminated as of the Closing.

ARTICLE II

TREATMENT OF SHARES

Section 2.1 CONVERSION OF SHARES.

(a) At the Effective Time and subject to Section 2.6, by virtue of the Merger and without any action on the part of the holder thereof, each share of Tempus Common Stock that is issued and outstanding prior to the Effective Time shall be converted into the right to receive (i) that number of shares of QuadraMed Common Stock equal to the Stock Exchange Rate, and (ii) that amount of cash equal to the Cash Exchange Rate. The aggregate amount of cash paid to each Shareholder in respect of all of such Shareholder’s shares of Tempus Common Stock shall be rounded down to the nearest whole cent. Schedule 2.1(a) sets forth the calculation of the Stock Exchange Rate and the Cash Exchange Rate.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each ownership unit of the Company issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one ownership unit of the Surviving Company and shall constitute the only outstanding equity interests of the Surviving Company.

Section 2.2 MERGER CONSIDERATION AND TIMING.

(a) Subject to the adjustment contemplated by Section 2.3, the aggregate merger consideration (the “Merger Consideration”) shall consist of (i) $5,800,000 (the “Cash Consideration”) and (ii) 2,558,824 shares of QuadraMed Common Stock (the “Stock Consideration”).

(b) The execution and delivery of this Agreement and the Closing shall occur simultaneously. All actions to be taken at the Closing and all documents and instruments executed and delivered at the Closing, including without limitation this Agreement, will be considered taken, delivered, or made simultaneously, and such actions and deliveries will not be considered effective until all actions incident to the Closing are completed.

Section 2.3 ADJUSTMENT TO MERGER CONSIDERATION.

(a) The Cash Consideration will be adjusted, on a dollar-for-dollar basis, pursuant to and in accordance with Section 2.3(f) and 2.3(g) (the “Adjustment Amount”). At or before Closing, Tempus shall deliver to QuadraMed (i) a balance sheet of Tempus as of the Closing Date (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP, and which will be reviewed by KPMG LLP in accordance with agreed upon procedures (which shall be reflected in a written report by KPMG LLP to be delivered no later than 45 days after the Closing Date), (ii) a statement of the calculation of Net Cash and Net Working Capital as of the Closing Date, as determined from the Closing Balance Sheet, and (iii) a statement of the calculation of the resulting Adjustment Amount, if any (collectively, the “Adjustment Documents”).

(b) QuadraMed and the Shareholders’ Representative shall have full and complete access to the work papers, schedules or other documents prepared by or on behalf of Tempus in connection with the preparation of the Adjustment Documents. QuadraMed and the Shareholders’ Representative shall cooperate fully with respect to furnishing all information and documents reasonably requested in connection with the preparation of the Adjustment Documents. QuadraMed and Tempus acknowledge that they have consulted each other in connection with the preparation of the Adjustment Documents.

(c) If QuadraMed disputes the correctness of the Adjustment Documents provided to QuadraMed, QuadraMed shall notify the Shareholders’ Representative in writing of its objections (the “Objection Notice”) within 30 days after its receipt of the Adjustment Documents. The Objection Notice shall describe, in reasonable detail, the reasons for QuadraMed’s objections. If QuadraMed fails to deliver an Objection Notice within such 30-day period, QuadraMed shall be deemed to have accepted the Adjustment Documents, which shall be final and binding on the parties. If, however, QuadraMed delivers an Objection Notice within such 30-day period, the Shareholders’ Representative and QuadraMed shall endeavor in good faith to resolve any disputed items within 30 days after the date of the Shareholders’

Representative’s receipt of the Objection Notice. If QuadraMed and the Shareholders’ Representative are unable to resolve any items in dispute relating to the Adjustment Documents within such 30-day period, QuadraMed and the Shareholders’ Representative shall submit the Objection Notice to an Accounting Firm mutually agreed upon by QuadraMed and the Shareholders’ Representative (or, if QuadraMed and the Shareholders’ Representative cannot agree on such an Accounting Firm, then each shall select an Accounting Firm and such Accounting Firms shall select a third Accounting Firm) (the Accounting Firm mutually agreed upon by the Shareholders’ Representative and QuadraMed or such other Accounting Firms being the “Independent Accounting Firm”) to resolve all items remaining in dispute, and the determination of the Independent Accounting Firm in respect of such items shall be conclusive and binding on the parties. The Independent Accounting Firm shall be instructed by the Shareholders’ Representative and QuadraMed to prepare and deliver, within 30 days after its appointment, to the Shareholders’ Representative and QuadraMed, after resolving any items in dispute between the Shareholders’ Representative and QuadraMed, a balance sheet of Tempus as of the Closing Date reflecting its resolution of all issues in dispute and a statement of the calculation of Net Working Capital and Net Cash as of the Closing Date determined therefrom. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the Closing Balance Sheet and the Final Closing Balance Sheet. The Independent Accounting Firm’s determination shall be conclusive and binding on all parties and shall be enforceable in a court of law.

(d) The Closing Balance Sheet, as finally determined pursuant to Section 2.3(c) (whether by failure of QuadraMed to deliver an Objection Notice, by the agreement of the Shareholders’ Representative and QuadraMed, or by the final determination of the Independent Accounting Firm) shall be deemed to be, and shall be referred to herein, as the “Final Closing Balance Sheet.”

(e) The Shareholders shall bear, and be solely responsible for, all of the costs and expenses incurred by Tempus or the Shareholders (including the fees and costs of KPMG LLP and their other Representatives) in connection with the preparation of the Adjustment Documents. QuadraMed shall bear, and be responsible for, the costs and expenses incurred by QuadraMed (including the fees and expenses of its Representatives) in connection with its review of the Adjustment Documents. If the Independent Accounting Firm is engaged, the Independent Accounting Firm shall be instructed to allocate and account for its fees and out-of-pocket expenses as such fees and expenses relate to each of the disputed matters that are submitted to it for resolution. Promptly following the time that matters submitted to the Independent Accounting Firm have been resolved by the Independent Accounting Firm or have been settled among the parties, the Independent Accounting Firm shall determine the manner in which its fees and expenses should be allocated and paid as between the Shareholders’ Representative and QuadraMed taking into account the relationship between the manner in which the disputed matters have been finally settled or resolved and the position each party took initially with respect to the matters when the matters were originally submitted to the Independent Accounting Firm for resolution. The Shareholders’ Representative and QuadraMed shall pay the fees and expenses of the Independent Accounting Firm in accordance with the manner in which they are allocated by the Independent Accounting Firm.

(f) If Net Cash as of the Closing Date is finally determined in accordance with this Section 2.3 to be less than $500,000, each Shareholder shall be severally responsible for paying to QuadraMed such Shareholder’s Applicable Percentage of the amount by which Net Cash is less than $500,000. In addition, if Net Working Capital as of the Closing Date is finally determined in accordance with this Section 2.3 to be less than $2,309,000 (assuming Net Cash equals $500,000), each Shareholder shall be severally responsible for paying to QuadraMed such Shareholder’s Applicable Percentage of the amount by which Net Working Capital is less than $2,309,000. The cash payment to QuadraMed with respect to each Shareholder’s Applicable Percentage of any Adjustment Amount shall be made first from such Shareholder’s Applicable Percentage of the Escrow Cash. If a Shareholder’s Applicable Percentage of Escrow Cash is insufficient to pay in full such Shareholder’s Applicable Percentage of any Adjustment Amount, such Shareholder shall be severally responsible (based on its Applicable Percentage) for the excess. In such case, each such Shareholder shall pay to QuadraMed its Applicable Percentage of such excess by certified check or wire transfer of immediately available funds within five days of the date on which the Final Closing Balance Sheet has been finally determined.

(g) If Net Cash as of the Closing Date is finally determined in accordance with this Section 2.3 to be greater than $500,000, QuadraMed, within five days of the date on which the Final Closing Balance Sheet has been finally determined, shall pay to the Shareholder’s Representative an amount equal to the amount by which Net Cash is greater than $500,000 (the “Refund Amount”). The Shareholder’s Representative shall distribute the Refund Amount to the Shareholders (based on each Shareholder’s Applicable Percentage) within five days of the receipt from QuadraMed of the Refund Amount.

(h) The provisions of this Section 2.3 shall not limit or modify any other rights or remedies available to the parties pursuant to this Agreement, under law or at equity except that QuadraMed may not recover twice for an Adjustment Amount and an indemnity claim for the same matter.

Section 2.4 ESCROW AMOUNT. On the Closing Date, QuadraMed shall deliver to the Bank of New York, as escrow agent (the “Escrow Agent”), 255,882 shares of QuadraMed Common Stock (the “Escrow Shares”) and cash in the amount of $580,000 (the “Escrow Cash” and, together with the Escrow Shares, the “Escrow Amount”) otherwise issuable or payable to the Shareholders pursuant to Section 2.2 to be held in escrow by the Escrow Agent for a period of 15 months following the Closing Date pursuant to, and in accordance with, an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Amount shall secure the obligations of the Shareholders under Sections 11.2 and 12.3 hereof. Subject to the restrictions imposed under Section 2.7(c) hereof or by the Registration Rights Agreement, the Shareholders shall retain the right to sell or otherwise dispose of their respective Escrow Shares, provided, that such Escrow Shares may not be sold for less than their fair market value at the time of such sale (which shall equal the then current trading price of such shares at the time of sale) and the consideration received in exchange for such Escrow Shares will be held in escrow in place of such Escrow Shares so long as such Escrow Shares could otherwise have been held in escrow under the terms of the Escrow Agreement.

Section 2.5 MECHANICS OF EXCHANGE.

(a) At the Effective Time and subject to Section 2.4 and the provisions of the Escrow Agreement, each Shareholder shall be entitled to surrender the certificate or certificates that immediately prior to the Effective Time represented shares of Tempus Common Stock (the “Certificates”) and which were converted into the right to receive cash and shares of QuadraMed Common Stock to QuadraMed for cancellation in exchange for cash and shares of QuadraMed Common Stock into which such shares of Tempus Common Stock have been converted by virtue of the Merger, less such Shareholder’s pro rata portion of the Escrow Amount. It shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to QuadraMed. Until so surrendered, each outstanding Certificate will represent from and after the Effective Time, for all purposes, only the right to receive the number of shares of QuadraMed Common Stock and cash into which such shares of Tempus Common Stock shall have been so converted. Upon the surrender to QuadraMed by a Shareholder of a Certificate in accordance with this Section 2.5, QuadraMed shall immediately tender to the Shareholder the Cash Consideration and Stock Consideration into which such shares of Tempus Common Stock represented by such Certificate have been converted by virtue of the Merger, less such Shareholder’s pro rata portion of the Escrow Amount. The Cash Consideration and Stock Consideration tendered to a Shareholder upon the surrender of a Certificate for exchange of the shares of Tempus Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Tempus Common Stock.

(b) From and after the date of this Agreement, there shall be no transfers on the stock transfer books of Tempus of Tempus Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Tempus Common Stock are presented to the Surviving Company for payment, they shall be cancelled and exchanged for the cash and shares of QuadraMed Common Stock into which the shares of Tempus Common Stock represented thereby were converted in the Merger.

(c) The Company and the Surviving Company shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to a Shareholder such amounts, if any, as the Company or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Legal Requirement. To the extent that amounts are so withheld, but only to the extent such amounts are properly tendered to the appropriate Governmental Body in compliance with the Code or applicable Legal Requirement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding was made. Each party acknowledges that, to such party’s Knowledge, at the time of execution of this Agreement such party was not aware of any requirement to deduct and withhold any amount under this Section 2.5(c).

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such Certificate to be lost, stolen or destroyed, QuadraMed will issue or cause to be issued the amount of Cash Consideration and Stock Consideration into which such shares of Tempus Common Stock have been converted by virtue of the Merger, less such Shareholder’s pro rata portion of the Escrow Amount, in exchange for such lost, stolen or destroyed Certificate. When authorizing such issuance in exchange therefor, QuadraMed may, in its reasonable, good faith discretion and as a condition precedent to the issuance thereof, require such Shareholder to give QuadraMed a bond in an appropriate and reasonable sum as it may direct as indemnity or such other form of indemnity, as it shall reasonably direct, against any Claim that may be made against QuadraMed with respect to the Certificate alleged to have been lost, stolen or destroyed.

(e) If any certificate for QuadraMed Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to QuadraMed any transfer or other Taxes required by reason of the issuance of certificates for shares of QuadraMed Common Stock in a name other than that of the registered holder of the Certificate surrendered, or (ii) establish to the satisfaction of QuadraMed that such Tax has been paid or is not applicable.

(f) Notwithstanding anything in this Agreement to the contrary, neither QuadraMed nor any other party hereto shall be liable to a holder of shares of Tempus Common Stock for any portion of the Merger Consideration or the cash payment for any fractional interests delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

Section 2.6 FRACTIONAL SHARES. No fractional share of QuadraMed Common Stock shall be issued in the Merger. In lieu of fractional shares, the Shareholders upon surrender of their Certificates as set forth in Section 2.5 shall be paid an amount in cash, without interest, rounded down to the nearest whole cent, determined by multiplying the fractional interest to which such Shareholder would otherwise be entitled by the Share Value as of the Closing Date.

Section 2.7 REGISTRATION AND RESTRICTIONS ON TRANSFER.

(a) The shares of QuadraMed Common Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, and applicable state securities laws.

(b) All certificates representing the QuadraMed Common Stock deliverable to the Shareholders pursuant to this Agreement and any certificates subsequently issued with respect thereto or in substitution therefore shall bear a legend substantially as follows, in addition to any legend QuadraMed determines is required pursuant to any applicable Legal Requirement or the terms of this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN

ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN

REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF

1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN

THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF

COUNSEL SATISFACTORY TO THE ISSUER AS TO THE

AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.

QuadraMed, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates for the QuadraMed Common Stock but not as to the certificates for any part of the QuadraMed Common Stock as to which said legend is no longer appropriate when the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied.

(c) In order to induce QuadraMed to enter into this Agreement, each of the Restricted Shareholders hereby irrevocably agrees that he, she or it will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares comprising the Stock Consideration, without the prior written consent of QuadraMed, until March 30, 2005. Each Restricted Shareholder understands that the agreement of such Restricted Shareholder in this Section 2.7(c) is irrevocable and shall be binding upon the Restricted Shareholders’ heirs, legal representatives, successors and assigns. Each Restricted Shareholder agrees and consents to the entry of stock transfer instructions with QuadraMed’s transfer agent against the transfer of shares of QuadraMed Common Stock or other securities of QuadraMed held by such Restricted Shareholder except in compliance with the terms of this Section 2.7(c). Upon request of an underwriter of QuadraMed securities, each Restricted Shareholder shall execute a letter to such underwriter in form and substance acceptable to such underwriter confirming its obligations under this paragraph. Notwithstanding any provision of this Agreement to the contrary, each Shareholder shall have the right to transfer all or any part of its shares comprising the Stock Consideration without consideration to (i) minor children of the Shareholder or (ii) a trust(s) for the benefit of such minor children, for estate planning purposes. In the event of a transfer pursuant to the above sentence of this Section 2.7(c), such Shareholder shall retain the voting rights associated with the shares transferred.

(d) From and after the Effective Time, the holders of shares of QuadraMed Common Stock issued in the Merger will have the rights set forth in the Registration Rights Agreement in substantially the form attached as Exhibit C.

Section 2.8 SUPPLEMENTARY ACTION. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Company the title to any property or rights of Tempus, or otherwise to carry out the provisions of this Agreement, the officers and Manager of the Surviving Company are hereby authorized and empowered on behalf of Tempus in the name of and on behalf of Tempus to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Company, and otherwise to carry out the purposes and provisions of this Agreement.

Section 2.9 CASH-OUT OF TEMPUS. At the Effective Time, QuadraMed shall tender to each holder of a Tempus Option who, prior to the Closing Date, executed an Option

Termination Agreement in substantially the same form attached as Exhibit D (“Option Termination Agreement”), an amount of cash (the “Cash-Out Amount”) equal to the product of (a) the number of shares of Tempus Common Stock for which such holder’s Tempus Options were exercisable (assuming all Tempus Options were exercisable at the Effective Time) immediately prior to the Effective Time multiplied by (b) $8.2479 the result of A plus B minus C. For purposes of the preceding sentence:

A	= $15.0624 [the quotient of the aggregate amount of Cash Consideration specified in Section 2.2(a) divided by 385,066 (where 385,066 represents the aggregate number of shares of Tempus Common Stock on a fully diluted basis)];

B	= $19.9355 [the quotient of (i) 2,558,824 multiplied by $3.00 divided by (ii) 385,066]; and

C	= $26.75.

A calculation of the amount of cash to be tendered pursuant to this Section 2.9 with respect to each share of Tempus Common Stock for which a Tempus Option is exercisable is set forth on Schedule 2.9.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TEMPUS AND THE SHAREHOLDERS

Except as set forth on the Schedules to this Agreement, Tempus and the Shareholders severally represent and warrant to the Company and QuadraMed as follows:

Section 3.1 ORGANIZATION, GOOD STANDING, QUALIFICATION. Tempus is a corporation duly organized, validly existing and in good standing under Florida Law, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction listed on Schedule 3.1, which constitute each jurisdiction where the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect with respect to Tempus. Tempus has the requisite corporate power and authority to own and operate its properties and assets, and to carry out the provisions hereof and thereof, and to carry on its business as currently conducted. Tempus has no subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity. Tempus has no obligation or right to make any investment in any Person, and is not a participant in any joint venture or similar arrangement with any other Person.

Section 3.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS.

(a) Tempus has made available to QuadraMed or its counsel accurate and complete copies of: (i) Tempus’s Articles of Incorporation and Bylaws, including all amendments thereto, as presently in effect; (ii) the stock records of Tempus; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Shareholders, the Tempus Board and all committees of the Tempus Board.

(b) Except for System Solution Technologies, Inc., Tempus has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c) Tempus is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or of any resolution adopted by the Shareholders, the Tempus Board or any committee of the Tempus Board.

(d) Tempus is maintained as a separate corporation, has held regular annual meetings of the Tempus Board and Shareholders, and has kept complete and accurate minutes in all material respects of each such meeting to date.

Section 3.3 CAPITALIZATION.

(a) The authorized capital stock of Tempus consists of 1,000,000 shares of Tempus Common Stock of which 374,766 shares have been issued and are outstanding. All issued and outstanding shares of Tempus Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable Legal Requirements. None of the issued and outstanding shares of Tempus Common Stock have been issued in violation of shareholder preemptive rights. In addition, Tempus has authorized for issuance up to 37,476 shares of Tempus Common Stock under the Tempus Software, Inc. Employee Stock Option Plan (the “Tempus Option Plan”), of which options to purchase 10,300 shares of Tempus Common Stock are outstanding (the “Tempus Options”), all of which are vested or will vest at the Effective Time.

(b) Schedule 3.3(b) sets forth the names of each holder of outstanding Tempus Options or issued and outstanding capital shares of Tempus (each such holder is hereinafter referred to as a “Securityholder”) and, for each Securityholder, the number of Tempus Options held, the number of shares of Tempus Common Stock held, and the grant date, expiration date, vesting schedule and exercise price for Tempus Options held. Tempus has reserved a sufficient number of shares of Tempus Common Stock for issuance upon exercise of each of the Tempus Options. Except as set forth on Schedule 3.3(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Tempus; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Tempus.

(c) Tempus does not have any unfulfilled commitment to repurchase, redeem or otherwise reacquire any shares of its capital stock or its other securities.

(d) Except as set forth on Schedule 3.3(d), since January 1, 2003, Tempus has not declared, nor is there accrued, any dividend or other distribution with respect to the Tempus Common Stock.

Section 3.4 AUTHORITY; BINDING NATURE OF AGREEMENTS. Tempus has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Agreements to which it is or is contemplated to be a party, and the execution, delivery and performance by Tempus of this Agreement and such Transaction Agreements have been duly authorized by all necessary corporate action on the part of Tempus (other than the approval and adoption of this Agreement by the Shareholders in accordance with Florida Law and Tempus’s Articles of Incorporation and Bylaws). This Agreement and the other Transaction Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of Tempus, enforceable against Tempus in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditor’s rights generally and by general principles of equity regardless of whether such enforceability is considered in a Proceeding in law or equity.

Section 3.5 NON-CONTRAVENTION; CONSENTS. The execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Merger, by Tempus will not, directly or indirectly (with or without notice or lapse of time or both):

(a) contravene, conflict with or result in a violation of (i) Tempus’s Articles of Incorporation or Bylaws or (ii) any resolution adopted by Tempus’s board of directors, any committee thereof, or the Shareholders which remains in effect on the Closing Date;

(b) to the Knowledge of Tempus and each Shareholder, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Tempus or any material assets owned or used by it are subject;

(c) to the Knowledge of Tempus and each Shareholder, cause any assets owned or used by Tempus to be reassessed or revalued by any Governmental Body;

(d) to the Knowledge of Tempus and each Shareholder, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Tempus or that otherwise relates to Tempus’s business or to any of the assets owned or used by Tempus;

(e) other than potentially giving rise to the need for a Consent, whether with respect to assignment, change in control, or the like, contravene, conflict with or result in a violation or breach of, or default under, any Tempus Contract;

(f) give any Person the right to any payment by Tempus or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Tempus in favor of any Person, in any such case as a result of the change in control of Tempus or otherwise resulting from the Merger; or

(g) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Tempus.

Except as contemplated in this Agreement and the other Transaction Agreements or disclosed on Schedule 3.5, Tempus will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation or performance of the Merger.

Section 3.6 SOFTWARE.

(a) Schedule 3.6(a) sets forth under the caption “Owned Software” a true, correct and complete list of all Owned Software and under the caption “Licensed Software” a true, correct and complete list of all material Licensed Software.

(b) Except as specified in Schedule 3.6(b), Tempus has good and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all Intellectual Property (other than Licensed Software) therein, free and clear of all Encumbrances. Tempus is in actual possession of (i) the source code and object code for each computer program included in the Owned Software, and (ii) the object code and, to the extent required for the effective use of the Software as currently used in Tempus’s business or as offered or represented to Tempus’s business customers, the source code, for each computer program included in the Licensed Software. Tempus is in possession of all other documentation (including without limitation, with respect to the Owned Software only, all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the effective use of the Software as currently used in Tempus’s business or as offered or represented to Tempus’s customers. Tempus has such ownership of the Owned Software and such rights by license or otherwise to use the Licensed Software as are used and necessary to conduct Tempus’s business as now conducted, and as are used in the development, marketing, licensing, sale or support of the products and the services presently offered by Tempus. Except as specified in Schedule 3.6(b), no Person other than Tempus has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c) Schedule 3.6(c) sets forth a true, correct and complete list, by computer program, of (i) all Persons other than Tempus that have a legal right to use the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software, and (ii) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other Persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the Transaction Agreements, or the consummation of the transactions contemplated hereby or thereby, would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation. Except as specified in Schedule 3.6(c), no Person (other than Tempus) is in possession of, or has access to, by any legal means, any source code for any computer program included in the Owned Software.

(d) Except as specified in Schedule 3.6(d), none of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Tempus, or any of its successors or assigns, of any version or release of any computer program included in the Software materially obligates or will materially obligate Tempus or any of its successors or assigns to pay any material royalty, fee or other compensation to any other Person.

(e) Except as specified in Schedule 3.6(e), Tempus does not market and is not obligated to support any Licensed Software.

(f) Except as specified in Schedule 3.6(f), no agreement, license or other arrangement pertaining to any of the Software (including without limitation any development, distribution, marketing, user, or maintenance agreement, license, or arrangement) to which Tempus is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the other Transaction Agreements, or the consummation of the transactions contemplated hereby or thereby.

Section 3.7 INTELLECTUAL PROPERTY.

(a) Schedule 3.7(a) sets forth a true, correct and complete list of all material Intellectual Property other than Software needed to conduct Tempus’s business as currently conducted.

(b) The Intellectual Property includes all of the intellectual property rights owned or licensed by Tempus that are used or reasonably necessary to conduct Tempus’s business as it is now conducted, and includes all of the intellectual property rights owned or licensed by Tempus that are used in the development, marketing, licensing or support of the Software. Except as specified in Schedule 3.7(b), (i) Tempus has good and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property owned by Tempus free and clear of all Encumbrances, (ii) to the Knowledge of Tempus, Tempus has the valid and enforceable power and right to use the Intellectual Property licensed by Tempus as currently used by Tempus, and (iii) to the Knowledge of Tempus, no Person other than Tempus has any right or interest of any kind or nature in or with respect to the Intellectual Property owned by Tempus or any portion thereof or any rights to use, market or exploit the Intellectual Property owned by Tempus or any portion thereof.

(c) No current or former director, officer, or employee of Tempus will, after giving effect to the transactions contemplated by this Agreement or the Transaction Agreements, own or retain any rights to use any of the Intellectual Property owned by Tempus.

(d) Tempus takes commercially reasonable measures to protect the confidentiality of its trade secrets, know-how or other confidential information. Tempus has delivered to QuadraMed all written non-disclosure and proprietary invention agreements between Tempus and its employees having access to Confidential Information of Tempus.

Section 3.8 NO INFRINGEMENT.

(a) To the Knowledge of Tempus and each Shareholder, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Tempus, or any of its successors or assigns, of any Software or other Intellectual Property, as such Software or other Intellectual Property, as the case may be, is or was, or is currently contemplated to be, sold, licensed, leased, transferred, used or otherwise exploited by such Persons, does, did or will (i) infringe, whether directly, by inducement, contributory, vicariously or otherwise, any patent, trademark, copyright or other intellectual property right of any other Person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person, or (iii) entitle any other Person to any interest therein, or right to compensation from Tempus, or any of its successors or assigns, by reason thereof. Except as set forth on Schedule 3.8(a), Tempus has not received any complaint, assertion, threat or allegation or otherwise has notice of any Claim involving either matters of the type contemplated by the immediately preceding sentence or otherwise challenging the ownership, use, validity or enforceability of any Intellectual Property, nor is Tempus or any Shareholder aware of any facts or circumstances that could reasonably be expected to give rise to any such Claim. To the Knowledge of Tempus and each Shareholder, there are no restrictions on the ability of Tempus, or any of its successors or assigns, to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Owned Software or other Intellectual Property owned by Tempus.

(b) To the Knowledge of Tempus and each Shareholder, there has been no infringement, misappropriation or other violation of any Software or other Intellectual Property, and no Claim has been brought by Tempus against any third party alleging infringement, misappropriation, or other violation of any Software or other Intellectual Property.

Section 3.9 PROCEEDINGS; ORDERS.

(a) Except as disclosed on Schedule 3.9, there is no pending Proceeding and, to the Knowledge of Tempus and each Shareholder, no Person has threatened to commence any Proceeding: (i) that (x) involves Tempus, or, to the Knowledge of Tempus, any officers, directors, or employees of Tempus in their capacity a such, or (y) otherwise relates to Tempus’s business or any of the assets owned or used by Tempus (whether or not Tempus is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or Tempus’s ability to comply with or perform its obligations and covenants under the Transaction Agreements, and, to the Knowledge of Tempus, no Claim or other condition or circumstance exists that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Tempus has made available to QuadraMed accurate and complete copies of all material pleadings, correspondence and other written materials to which Tempus has access that relate to the Proceedings identified in Schedule 3.9, if any.

(c) There is no Order to which Tempus, or, to the Knowledge of Tempus, any officers, directors, or employees of Tempus in their capacity as such, or any of the assets owned or used by Tempus is subject except for such Orders as would not have a Material Adverse Effect on Tempus.

Section 3.10 FINANCIAL STATEMENTS.

(a) Tempus has made available to QuadraMed the following financial statements and notes: (i) the audited balance sheets of Tempus as of December 31, 2003, and December 31, 2002, and the related audited statements of income and cash flows of Tempus for the years then ended, accompanied by the report of KPMG LLP thereon (the “Audited Financial Statements”); and (ii) the unaudited balance sheet of Tempus as of May 31, 2004, and the related statements of income and cash flows for the five months then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) All of the Financial Statements have been prepared in accordance with GAAP, except that the Interim Financial Statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount and do not contain notes required by GAAP. The Financial Statements are in accordance with the books and records of Tempus and present fairly the financial position of Tempus as of the respective dates thereof and the results of operations and cash flows of Tempus for the periods covered thereby.

(c) All accounts receivable of Tempus, whether reflected in the unaudited balance sheet included in the Interim Financial Statements (the “Interim Balance Sheet”) or otherwise, arose from bona fide, arms-length transactions in the ordinary course of business consistent with past practice, are not subject to any counterclaim, deduction, right of set-off, set-off or recoupment, are current except as otherwise disclosed in Schedule 3.10(c), and, to the Knowledge of Tempus, should be collectible in full in the ordinary course of business consistent with past practice, subject to a $130,064 allowance for bad debt as of May 31, 2004 as reflected on the Interim Financial Statements.

Section 3.11 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.11, Tempus has no material Liabilities of any nature that are or were required to be accrued in accordance with GAAP, except for Liabilities (i) adequately provided for in the Interim Balance Sheet, or (ii) incurred since May 31, 2004, in the ordinary course of business and consistent with past practice, and neither Tempus nor any Shareholder has any Knowledge of any basis for the assertion of any such Liability against Tempus.

Section 3.12 TITLE TO ASSETS.

(a) Tempus owns, and has good, valid and marketable title to, all assets purported to be owned by it, free and clear of any Encumbrances, except liens for Taxes that are not yet due and payable.

(b) Schedule 3.12(b) lists, as of May 31, 2004, all equipment, furniture, fixtures, improvements and other tangible assets owned by Tempus, and sets forth the original cost and book value of each of said assets.

(c) Each asset listed in Schedule 3.12(b): (i) is free of material defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); and (ii) is adequate for the uses to which it is being put.

(d) Tempus does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified on Schedule 3.12(d) (the “Leased Premises”). Schedule 3.12(d) lists the Leased Premises covered by such leases. Tempus enjoys peaceful and undisturbed possession of the Leased Premises. Tempus is not in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default under any real property lease identified on Schedule 3.12(d), and such leases are in full force and effect.

(e) Schedule 3.12(e) lists all tangible assets that are leased to Tempus. Tempus is not in default (and will not be in default with the passage of time or the receipt of notice or both) and has not received notice of default under any personal property lease identified on Schedule 3.12(e), and such leases are in full force and effect.

Section 3.13 CONTRACTS.

(a) Schedule 3.13 lists each Tempus Contract. Except as provided on Schedule 3.13, Tempus has made available to QuadraMed or its counsel accurate and complete copies of all Tempus Contracts identified in Schedule 3.13, including all amendments thereto.

(b) Each Tempus Contract is currently valid and in full force and effect, and is enforceable by Tempus in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity regardless of whether such enforceability is considered in a Proceeding in law or equity.

(c) Tempus is not in breach or default in any material respect under any Tempus Contract, and, to the Knowledge of Tempus and each Shareholder, (i) no other Person has violated or breached, or declared or committed any default under, any Tempus Contract; and (ii) Tempus has not waived any of its material rights under any Tempus Contract.

(d) Except as set forth on Schedule 3.13, (i) Tempus is not guaranteeing or otherwise agreeing to cause, insure or become liable for, and is not pledging any of its assets to secure, the performance or payment of any Liability of any other Person; and (ii) Tempus is not a party to or bound by any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

(e) No Person is renegotiating any amount paid or payable to Tempus under any Tempus Contract or any other material term or provision of any Tempus Contract.

(f) No party to any Tempus Contract has notified Tempus in writing to the effect that Tempus has failed to perform an obligation thereunder which has not been cured prior to the Closing Date.

Section 3.14 EMPLOYEES.

(a) Tempus has made available to QuadraMed or its counsel a list of all employees of Tempus as of the date of this Agreement and their respective titles and annualized compensation.

(b) Schedule 3.14(b) contains a list of Persons who are currently performing services for Tempus and are classified as “consultants” or “independent contractors.”

(c) Tempus has no collective bargaining agreements or union contracts with any of its employees. There is no labor union organizing activity pending or threatened with respect to Tempus. Tempus is in full compliance with all applicable Legal Requirements and Orders relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, and the Worker Adjustment and Retraining Notification Act. There has been no harassment, discrimination, retaliatory act, or similar claim against any officer, director, or employee of Tempus at any time during the past five years.

(d) To the Knowledge of Tempus and each Shareholder, no employee of Tempus, nor any consultant with whom Tempus has contracted, is in violation of any term of any employment contract, proprietary invention agreement, confidentiality agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Tempus because of the nature of the business conducted by Tempus, and the continued employment by Tempus of its present employees, and the performance of Tempus’s contracts with its independent contractors, will not result in any such violation. Tempus has not received any notice (written or otherwise) alleging that any such violation has occurred. Except as set forth on Schedule 3.14(d), no employee of Tempus has been granted the right to continued employment by Tempus or to any compensation following termination of employment with Tempus. No officer or key employee, or any group of employees, has given notice of his, her or their intent to terminate his, her or their employment with Tempus and, to the Knowledge of Tempus and each Shareholder, no employee of Tempus has received an offer to join a business that is or likely would be competitive with Tempus’s business.

(e) Attached to Schedule 3.14(e) is the form employment agreement between Tempus and each of its employees, other than Kevin Saffer and Linda Benson. Except as set forth on Schedule 3.14(e), no employment agreement currently in effect between Tempus and one of its employees (other than Kevin Saffer and Linda Benson) contains any material deviation from such form.

Section 3.15 COMPLIANCE WITH LEGAL REQUIREMENTS.

(a) Tempus is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, except where such noncompliance would not result in a Material Adverse Effect with respect to Tempus.

(b) Tempus has not received any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement by Tempus, or (ii) any actual, alleged, possible or potential obligation on the part of Tempus to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature relating to Hazardous Materials.

Section 3.16 GOVERNMENTAL AUTHORIZATIONS. Schedule 3.16 identifies each Governmental Authorization held by Tempus. Tempus has made available to QuadraMed or its counsel accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization listed on Schedule 3.16 is valid and in full force and effect, and neither Tempus nor any Shareholder has any reason to believe that any Governmental Body will revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the Governmental Authorizations held by Tempus, nor is any Proceeding pending for any such purpose. The Governmental Authorizations identified on Schedule 3.16 constitute all the Governmental Authorizations necessary (i) to enable Tempus to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit Tempus to own and use its assets in the manner in which they are currently owned and used. Tempus is in full compliance with the terms of the Governmental Authorizations identified on Schedule 3.16 and with all requirements, standards, and procedures of the Governmental Bodies that issued them and with any limitation or proposed limitation on any Governmental Authorization, except where such noncompliance would not result in a Material Adverse Effect with respect to Tempus.

Section 3.17 TAX MATTERS.

(a) Except as disclosed on Schedule 3.17(a), all Income Tax Returns and other material Returns required to be filed by or on behalf of Tempus on or before the Closing Date have been or will be duly filed on a timely basis (including extensions) and such Returns are or will be true, complete and correct in all material respects (the “Tempus Returns”). Except as disclosed on Schedule 3.17(a), all Taxes shown to be payable on the Tempus Returns or on subsequent assessments with respect thereto have been or will be paid in full on a timely basis (unless any such subsequent assessments are being contested in good faith through appropriate proceedings which are disclosed on Schedule 3.17(a)), and no other Taxes are payable by Tempus with respect to items or periods covered by the Tempus Returns (whether or not shown on or reportable on the Tempus Returns) or with respect to any Pre-Closing Tax Period, other than as may be reflected in the Financial Statements or accrued after May 31, 2004 in the ordinary course of business. Except as disclosed on Schedule 3.17(a), on or before the Closing Date, Tempus will have withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, consultant or other third party with respect to any Pre-Closing Tax Period.

(b) Except as disclosed on Schedule 3.17(b), the amount of Tempus’s Liability for unpaid Taxes for all periods ending on or before May 31, 2004 does not, in the aggregate, exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) of Tempus, as such accruals are reflected on the balance sheet as of May 31, 2004 included in the Financial Statements. Except as disclosed on Schedule 3.17(b), there are no Encumbrances on any of the assets, rights or properties of Tempus with respect to Taxes, other than liens for Taxes not yet due and payable.

(c) QuadraMed has been furnished by Tempus true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Tempus relating to Taxes, and (ii) all federal, state and local income or franchise tax returns for Tempus for all periods ending on and after December 31, 2000. Tempus does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to QuadraMed. Schedule 3.17(c) contains a list of all jurisdictions in which Tempus files Tempus Returns and the type of Tempus Return filed.

(d) Except as disclosed on Schedule 3.17(d), the Tempus Returns have never been audited by a Governmental Body, nor is any such audit in process, pending or, to the Knowledge of Tempus and each Shareholder, threatened. No deficiencies exist or have been asserted or, to the Knowledge of Tempus and each Shareholder, are expected to be asserted with respect to Taxes of Tempus, and Tempus has not received written notice or, to the Knowledge of Tempus and each Shareholder, expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. Tempus is neither a party to any Proceeding for assessment or collection of Taxes, nor, to the Knowledge of Tempus and each Shareholder, has such event been asserted or threatened against Tempus or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or the Tempus Returns. For each taxable year for which the statute of limitations for the assessment of any Tax has not expired, Tempus has disclosed on its federal income tax returns all positions taken therein that are contrary to any pronouncement of the Internal Revenue Service identified in U.S. Treasury Regulation 1.6662-4(d)(3)(ii) and reasonably could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

(e) Tempus is not (nor has it ever been) a party to any Tax Sharing Agreement. Except with respect to its status as an “S Corporation” disclosed on Schedule 3.17(e), Tempus has not participated in any arrangement whereby any income, revenues, receipts, gain or loss of Tempus was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person.

(f) Tempus is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Tempus has not been a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and QuadraMed is not required to withhold Tax with respect to any Merger Consideration paid to the Shareholders hereunder by reason of Section 1445 of the Code. Tempus has not entered into any compensatory agreements with respect to the performance of services which payment thereunder could result in a nondeductible expense to Tempus pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Tempus has not participated in an international boycott as defined in Code Section 999. Tempus has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. Tempus is in material compliance with Section 263A of the Code. Tempus does not have (i) a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and (ii) any other fixed place of business in a foreign country. Tempus is not a party to any joint venture, partnership or other agreement, contract or arrangement that could reasonably be treated as a partnership for income tax purposes. Tempus is in full compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement and the other Transaction Agreements will not have any adverse effect on such compliance. Any such Tax exemptions, Tax agreements or Tax orders are listed on Schedule 3.17(f). Tempus has never been in a “consolidated group” within the meaning of Treasury Regulations Section 1.1502-1(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other Entity either as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other Legal Requirement.

(g) Except as disclosed on Schedule 3.17(g), all of the Shareholders are “United States persons,” within the meaning of Section 7701(a)(30) of the Code. Tempus has filed all reports and has created and/or retained all records required under Section 6038A of the Code (“§ 6038A”) with respect to its ownership by and transactions with related parties. Each related foreign person required to maintain records under § 6038A with respect to transactions between Tempus and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with Tempus are either maintained in the United States, or Tempus is exempt from the record maintenance requirements of § 6038A with respect to such transactions under Treasury Regulation Section 1.6038A-1. Tempus is not a party to any record maintenance agreement with any Governmental Body with respect to § 6038A. Each related foreign person that has engaged in transactions with Tempus has authorized Tempus to act as its limited agent solely for purposes of Sections 7602, 7603 and 7604 of the Code with respect to any request by a Governmental Body to examine records or produce testimony related to any transaction with Tempus, and each such authorization remains in full force and effect.

(h) Schedule 3.17(h) contains in all material respects an accurate and complete description of Tempus’s federal income tax basis in its assets, Tempus’s current and accumulated earnings and profits, Tempus’s Tax carryovers, and Tax elections made by Tempus. Tempus has no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations promulgated under Section 1502 of the Code.

(i) Tempus operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. § 1.368-1(d).

(j) Prior to the Merger, neither current nor former shareholders of Tempus disposed of any capital stock of Tempus, or received any distribution from Tempus, in either case, in a manner that would cause the Merger to violate the continuity of the shareholder interest requirement as set forth in Treas. Reg. § 1.368-1(e).

Section 3.18 SECURITIES LAWS COMPLIANCE; REGISTRATION RIGHTS. Tempus has complied with all federal and state securities laws in connection with all offers and sales of securities issued by Tempus prior to the date of this Agreement. Except as set forth on Schedule 3.18, Tempus has not heretofore granted any other purchaser of its securities the right to require Tempus to register any securities under the Securities Act or to qualify for any exemption thereunder.

Section 3.19 FINDERS AND BROKERS; FEES. Neither Tempus nor any Person acting on behalf of Tempus has engaged any finder, broker, intermediary or any similar Person in connection with the Merger other than Aria Capital Advisors, LLC. Other than Aria Capital Advisors, LLC, Tempus has not entered into a contract or other agreement that provides that a fee shall be paid to any Person if the Merger is consummated. Tempus has furnished to QuadraMed or its counsel a complete and correct copy of all Contracts by or on behalf of Tempus and Aria Capital Advisors, LLC.

Section 3.20 ENVIRONMENTAL COMPLIANCE.

(a) Tempus is in full compliance with all Environmental Laws and the requirements of all Governmental Authorizations required under Environmental Laws. Tempus has all Governmental Authorizations required under Environmental Laws.

(b) To the Knowledge of Tempus and each Shareholder, there are no underground storage tanks, asbestos, or asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Materials in, on, over, under or at any of the property leased by Tempus.

(c) There are no pending or, to the Knowledge of Tempus and each Shareholder, threatened Environmental Claims against Tempus or any property leased by Tempus. To the Knowledge of Tempus and each Shareholder, none of the property leased by Tempus is contaminated with any Hazardous Materials in quantities that require investigation or remediation under Environmental Laws.

(d) There are no facts, circumstances, conditions or occurrences regarding Tempus, its operations or any property leased by Tempus that could form the basis of an Environmental Claim against Tempus.

Section 3.21 INSURANCE.

(a) Schedule 3.21 sets forth each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Tempus as well as a description of any Claims pending, and any Claims that have been asserted in the past, with respect to such policy. Schedule 3.21 also identifies (1) each pending application for insurance that has been submitted by or on behalf of Tempus, and (2) each self-insurance or risk-sharing arrangement affecting Tempus or any of its assets.

(b) Tempus has made available to QuadraMed or its counsel copies of all of the insurance policies identified on Schedule 3.21 (including all renewals thereof and endorsements thereto) and binders relating thereto.

(c) Each of the policies identified on Schedule 3.21 is in full force and effect. Tempus has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any of its directors or officers in connection with their performance of services to Tempus.

(d) There is no pending Claim under or based upon any of the policies identified on Schedule 3.21, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such Claim. Tempus has not failed to give any notice or present any claim under any of the policies identified on Schedule 3.21 in due and timely fashion.

(e) Tempus has not received: (i) any written notice or other communication regarding the actual or possible cancellation or invalidation of any of the policies identified on Schedule 3.21 or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or (ii) any written notice or other communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any Claim under, any of the policies identified on Schedule 3.21.

Section 3.22 RELATED PARTY TRANSACTIONS. Schedule 3.22 contains a description of any and all material transactions, Contracts, and other arrangements, written or unwritten, to which Tempus is a party, or to which Tempus was a party at any time from and after December 31, 2001, involving the furnishing of services to Tempus by, the purchase of real or personal property by Tempus from, or otherwise involving payments by Tempus to any Related Party and that will continue after the Closing Date. No Related Party owns any interest in any property or assets of Tempus (except as a Shareholder), and no Related Party owns any interest in (a) any current competitor, customer, or supplier of Tempus or (b) any Person that is currently a party to a Tempus Contract.

Section 3.23 ABSENCE OF CHANGES. Except as set forth in Schedule 3.23, since May 31, 2004:

(a) Tempus has conducted its business operations in substantially the ordinary course of business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement;

(b) there has not been any material adverse change in Tempus’s business, assets, liabilities, or operations, and no event has occurred that is likely to have a Material Adverse Effect with respect to Tempus;

(c) Tempus has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

(d) Tempus has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e) Tempus has not made any individual capital expenditure in excess of Ten Thousand Dollars ($10,000);

(f) Tempus has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(g) Tempus has not made any loan or advance in excess of Ten Thousand Dollars ($10,000) to any Person;

(h) Tempus has not paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(i) there has been no resignation or termination of employment of any officer or key employee of Tempus;

(j) there has been no borrowing or agreement to borrow by Tempus or change in the contingent obligations of Tempus by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of Tempus;

(k) Tempus has not discharged any Encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of Ten Thousand Dollars ($10,000), individually or in the aggregate, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Interim Balance Sheet, or have been incurred by Tempus since February 24, 2004 in the ordinary course of business or in connection with the transactions contemplated by this Agreement, or (ii) have been discharged or paid in the ordinary course of business;

(l) Tempus has not released or waived any material right or claim;

(m) Tempus has not changed any of its accountants or its methods of accounting or accounting practices in any material respect;

(n) Tempus has not received written notice that there has been a loss of, or cancellation of an order by, any customer of Tempus; and

(o) Tempus has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (n) above.

Section 3.24 POWERS OF ATTORNEY. Except in connection with the prosecution of Tempus’s Intellectual Property, Tempus has not given a power of attorney to any Person.

Section 3.25 BENEFIT PLANS; ERISA.

(a) Schedule 3.25 lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all employment agreements and consultant agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current employee, consultant or director of Tempus or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, which Tempus or any Member of the Controlled Group maintains, contributes to or has any Liability for (collectively, the “Plans”).

(b) None of the Plans is a Pension Plan, and neither Tempus nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Pension Plan.

(c) None of the Plans is a Multiemployer Plan, and neither Tempus nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(d) Tempus does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

(e) Each Plan complies by its terms and in operation with the requirements provided by any and all Legal Requirements currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

(f) All reports, forms and other documents required to be filed with any Governmental Body with respect to any Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.

(g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service. Nothing has occurred since the date of the Internal Revenue Service’s favorable determination letter that could adversely affect the qualification of the Plan and its related trust. Tempus and each Member of the Controlled Group have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

(h) All contributions owed for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) under any Plan have been or will be made prior to the Closing Date in accordance with past practice and the recommended contribution in any applicable actuarial report.

(i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date.

(j) With respect to each Plan:

(i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available;

(ii) no Claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or, to the Knowledge of Tempus and each Shareholder, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan;

(iii) no Plan is, or to the Knowledge of Tempus and each Shareholder, expected to be under audit or investigation by any Governmental Body, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(iv) to the Knowledge of Tempus and each Shareholder, no facts exist which could give rise to any such action, claim, audit, or investigation; and

(v) the Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current or terminated employees, consultants or any beneficiary may be amended or terminated by Tempus at any time.

(k) Neither Tempus nor any Member of the Controlled Group has any Plan-related Liability or is threatened with any Liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA.

(l) All the “group health plans” (as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code) that are part of the Plans listed on Schedule 3.25 are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA and the data privacy requirements of the Health Insurance Portability and Accountability Act (HIPAA).

(m) Copies of all documents creating or evidencing any Plan listed on Schedule 3.25, and all reports, forms and other documents required to be filed with any Governmental Body (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), have been delivered or made available to QuadraMed. There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by any Plan listed on Schedule 3.25.

(n) All Liabilities relating to contributions required by any Legal Requirement and the terms of the Plans described on Schedule 3.25 have been, and on the Closing Date will be, fully and properly accrued on the appropriate employer’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

(o) The consummation of the transactions contemplated by the Transaction Agreements will not give rise to any Liability, including, without limitation, liability for severance pay, unemployment compensation or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, consultant, director or shareholder of Tempus (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions.

(p) Neither Tempus nor any Member of the Controlled Group, or, to the Knowledge of Tempus and each Shareholder, any officer or employee thereof has made any legally binding promises or commitments to create any additional plan, contract or arrangement, or to modify or change any existing Plan. To the Knowledge of Tempus and each Shareholder, no event, condition or circumstance exists that could result in an increase of the benefits provided under any Plan or the expense of maintaining any Plan from the level of benefit or expense incurred for the most recent fiscal year ended before the Closing Date. Neither Tempus nor any Member of the Controlled Group has any unfunded Liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a non-qualified deferred compensation plan, or an excess benefit plan.

Section 3.26 BANK ACCOUNTS. Schedule 3.26 sets forth with respect to each account maintained by or for the benefit of Tempus at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; and (b) the names of all individuals authorized to draw on or make withdrawals from such account.

Section 3.27 CUSTOMERS AND SUPPLIERS. Schedule 3.27 sets forth a true and complete list of (a) the 20 largest customers of Tempus, on the basis of revenues for goods sold or services provided for the most recent fiscal year, and states the approximate total sales by Tempus to each such customer during such period, and (b) the five largest suppliers of Tempus, on the basis of costs of goods or services purchased for the most recent fiscal year. Neither Tempus nor any Shareholder knows of any plan or intention of any of the customers or suppliers to terminate, cancel, or otherwise adversely modify its relationship with Tempus or to decrease materially or limit any of its products or services to Tempus or its usage or purchase of any of the services or products of Tempus.

Section 3.28 FULL DISCLOSURE.

(a) Subject to Section 11.8(b), neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transaction Agreements, contains any untrue statement of material fact made by Tempus and/or the Shareholders, and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein relating to Tempus or the Shareholders when read collectively not misleading.

(c) Subject to Section 11.8(b), all the information set forth in the Schedules hereto, and all other written information (including copies of documents) regarding or relating to Tempus and its business, financial condition, assets, Liabilities, operations, financial performance, and net income that has been furnished to QuadraMed or any of its Representatives by or on behalf of Tempus or any of its Representatives, is, to the Knowledge of Tempus and the Shareholders, accurate and complete in all material respects.

(c) Tempus acknowledges and agrees that it may have received certain materials and other information that may be considered material, non-public information with respect to QuadraMed and that it will comply with any and all applicable federal and state securities laws in connection with such material, non-public information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, as to himself, herself, or itself, hereby represents and warrants to QuadraMed and the Company as follows:

Section 4.1 OWNERSHIP OF SHARES. Each Shareholder is the record and beneficial owner of the number of shares of Tempus Common Stock set forth next to such Shareholder’s name on Schedule 3.3(b), and has good, valid, and marketable title to such shares free and clear of any and all Encumbrances. Except as set forth in Schedule 4.1, there are no agreements, notes, pledges, powers of attorney, consents, assignments, security agreements, or similar agreements or arrangements either (a) restricting the transferability of the shares of Tempus Common Stock, (b) relating to the voting control of any of the shares of Tempus Common Stock, or (c) by which any of the shares of Tempus Common Stock are otherwise bound or in any way affected.

Section 4.2 ORGANIZATION; AUTHORITY RELATIVE TO THIS AGREEMENT. Each Entity Shareholder is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization. Each Shareholder has the full right, power and authority to enter into and to perform such Shareholder’s obligations under this Agreement and the other Transaction Agreements to which such Shareholder is or is contemplated to be a party. The execution, delivery, and performance of this Agreement and the other Transaction Agreements by each Entity Shareholder have been duly authorized by all necessary action on the part of such Entity Shareholder. This Agreement and the other Transaction Agreements constitute, or upon execution will constitute, the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a Proceeding in law or in equity.

Section 4.3 ACQUISITION OF SHARES FOR INVESTMENT. Each of the Shareholders acknowledges that the shares of QuadraMed Common Stock received as part of the Merger Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by him, her or it without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act and in compliance with applicable state securities laws. Each of the Shareholders represents that he, she or it has no current plan or current intention to dispose immediately of the QuadraMed Common Stock received in the Merger.

Section 4.4 ACCREDITED INVESTOR. Except as set forth in Schedule 4.4, each Shareholder is an “accredited investor” as that term is defined by Rule 501 promulgated under the Securities Act.

Section 4.5 DISCLOSURE OF INFORMATION. Each Shareholder acknowledges and agrees that:

(a) such Shareholder has had an opportunity to ask questions of and to receive answers from the officers of QuadraMed with respect to the business, results of operations, financial condition and prospects of QuadraMed;

(b) such Shareholder has made its own independent examination, investigation, analysis and evaluation of QuadraMed, including but not limited to an evaluation of the value of the Merger Consideration to be received by such Shareholder and is not relying on the examination, investigation, analysis or evaluation of any other Shareholder; and

(c) such Shareholder may have received certain materials and other information that may be considered material, non-public information with respect to QuadraMed, and such Shareholder shall comply with any and all applicable federal and state securities laws in connection with such material, non-public information.

Section 4.6 NON-CONTRAVENTION; CONSENTS. The execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Merger, by the Shareholders will not, directly or indirectly (with or without notice or lapse of time or both):

(a) contravene, conflict with or result in a violation of the Entity Shareholders’ Articles of Incorporation or Bylaws (or comparable organization documents); or

(b) to the Knowledge of the Shareholders, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which a Shareholder or any assets owned or used by such Shareholder are subject.

Except as contemplated in this Agreement and the other Transaction Agreements or disclosed on Schedule 4.6, no Shareholder will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation or performance of the Merger.

Section 4.7 BROKERS. Neither the Shareholders nor any Person acting on behalf of the Shareholders has engaged any broker, finder, intermediary or any similar Person in connection with the Merger other than Aria Capital Advisors, LLC. Other than Aria Capital Advisors, LLC, the Shareholders have not entered into a contract or other agreement that provides a fee shall be paid to any Person if the Merger is consummated.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND QUADRAMED

Except as set forth on the Schedules to this Agreement, QuadraMed hereby represents and warrants to Tempus and the Shareholders as follows:

Section 5.1 ORGANIZATION; GOOD STANDING; QUALIFICATION.

(a) QuadraMed is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect with respect to QuadraMed. QuadraMed has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

(b) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect with respect to the Company. The Company has the requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted

Section 5.2 QUADRAMED COMMON STOCK; CAPITALIZATION.

(a) The QuadraMed Common Stock to be issued to the Shareholders, when issued in connection with this Agreement and the other Transaction Agreements, will be duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, the entire authorized capital stock of QuadraMed consists of 150,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

(b) Except as described on Schedule 5.2(b) or the QuadraMed SEC Reports, QuadraMed does not have any outstanding subscriptions, options, warrants or other rights for the issuance or purchase of stock or other equity securities of QuadraMed, nor any securities convertible or exchangeable for any stock or other equity securities of QuadraMed, or any understandings or commitments of any kind for the issuance of stock or securities convertible into stock or other equity securities of QuadraMed.

(c) Upon Closing, QuadraMed will not be a party to any shareholder agreement, voting trust agreement, or other agreement affecting the ownership, transfer, or voting of its capital stock, except as described on Schedule 5.2(c) or in the QuadraMed SEC Reports. Except as described on Schedule 5.2(c) or in the QuadraMed SEC Reports, there are not any preemptive or similar rights to purchase or otherwise acquire shares of QuadraMed’s capital stock pursuant to law, QuadraMed’s Bylaws, any agreement to which QuadraMed is a party, or otherwise. To QuadraMed’s Knowledge, all of the outstanding securities of QuadraMed have been issued in compliance with all applicable federal and state securities laws.

Section 5.3 AUTHORITY; BINDING NATURE OF AGREEMENTS.

(a) The execution, delivery and performance of this Agreement, the Transaction Agreements, and all other agreements and instruments contemplated to be executed and delivered by QuadraMed or the Company, as the case may be, in connection herewith have been duly authorized by all necessary corporate action on the part of QuadraMed and the Company and by QuadraMed’s board of directors and the Company’s Manager.

(b) This Agreement, the Transaction Agreements, and all other agreements and instruments contemplated to be executed and delivered by QuadraMed and the Company each constitute the legal, valid and binding obligation of QuadraMed and the Company, enforceable against QuadraMed and the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, merger, insolvency, moratorium or other

Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a Proceeding in law or equity.

(c) There is no pending Proceeding, and no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or QuadraMed’s or the Company’s ability to comply with or perform its obligations and covenants under the Transaction Agreements, and, to the Knowledge of QuadraMed, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

Section 5.4 NON-CONTRAVENTION; CONSENTS. The execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Merger, by QuadraMed and the Company will not, directly or indirectly (with or without notice or lapse of time or both):

(a) contravene, conflict with or result in a violation of (i) QuadraMed’s Certificate of Incorporation or Bylaws or the Company’s Certificate of Formation or Operating Agreement, or (ii) any resolution adopted by the board of directors of QuadraMed or the Manager of the Company or any committee thereof or the shareholders of QuadraMed or members of the Company;

(b) to the Knowledge of QuadraMed, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which QuadraMed or the Company or any material assets owned or used by each of them are subject;

(c) to the Knowledge of QuadraMed, cause any assets owned or used by QuadraMed or the Company to be reassessed or revalued by any Governmental Body;

(d) to the Knowledge of QuadraMed, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by QuadraMed or the Company or that otherwise relates to QuadraMed’s or the Company’s business or to any of the assets owned or used by QuadraMed or the Company;

(e) contravene, conflict with or result in a violation or breach of, or default under, any material Contract of QuadraMed or the Company;

(f) give any Person, other than Tempus or any Shareholder, the right to any material payment by QuadraMed or the Company or give rise to any acceleration or change in any material award, grant, vesting or determination of options, warrants, rights, or severance payments of QuadraMed or the Company in favor of any Person, in any such case resulting from the Merger; or

(g) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by QuadraMed or the Company.

Except as contemplated in this Agreement and the other Transaction Agreements or disclosed on Schedule 5.4, QuadraMed and the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation or performance of the Merger.

Section 5.5 FINDERS AND BROKERS. Neither QuadraMed or the Company nor any Person acting on behalf of QuadraMed or the Company has engaged any finder, broker, intermediary or any similar Person in connection with the Merger. Neither QuadraMed nor the Company has entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Merger is consummated.

Section 5.6 REPORTS AND FINANCIAL STATEMENTS. QuadraMed has filed all reports required to be filed with the SEC pursuant to the Exchange Act since December 31, 2003 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by QuadraMed with the SEC, are collectively referred to as the “QuadraMed SEC Reports”), and has previously furnished or made available to Tempus true and complete copies of all the QuadraMed SEC Reports filed, if any, with respect to periods ending on or after December 31, 2003 (including any exhibits thereto) and will promptly deliver to Tempus any QuadraMed SEC Reports filed between the date hereof and the Effective Time. All of such QuadraMed SEC Reports complied at the time they were filed and declared effective, if applicable, in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such QuadraMed SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to QuadraMed SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to QuadraMed SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of QuadraMed included in the QuadraMed SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of QuadraMed, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of QuadraMed as of the dates thereof and the results of operations and cash flows for the periods then ended. Any unaudited financial statements included in the QuadraMed SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such unaudited financial statements (i) were prepared from the books and records of QuadraMed, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of QuadraMed as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

Section 5.7 ABSENCE OF CHANGES. Except as specifically contemplated by this Agreement, reflected in QuadraMed’s most recent registration statement on Form S-1 filed with the SEC or in any QuadraMed SEC Reports filed subsequent thereto, or set forth in Schedule 5.7, since March 31, 2004:

(a) there has not been any material adverse change in QuadraMed’s business, assets, liabilities, or operations, and no event has occurred that is likely to have a Material Adverse Effect with respect to QuadraMed;

(b) QuadraMed has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

(c) QuadraMed has not amended its Certificate of Incorporation or Bylaws and has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(d) there has been no resignation or termination of employment of any officer or key employee of QuadraMed;

(e) QuadraMed has not changed any of its accountants or its methods of accounting or accounting practices in any material respect, and there are no pending or, to QuadraMed’s Knowledge, threatened disputes regarding its methods of accounting or accounting practices; and

(f) QuadraMed has not agreed, committed or offered, in writing or otherwise, and has not attempted, to take any of the actions referred to in clauses (c) through (e) above.

Section 5.8 TAX MATTERS.

(a) Neither QuadraMed, any person related to QuadraMed (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) (“Related Person”) nor any partnership in which QuadraMed or any Related Person is a partner, has any plan or intention to reacquire any of the shares of beneficial interest of QuadraMed issued in the Merger for any consideration other than shares of beneficial interest of QuadraMed, except in the case of repurchases or redemptions of QuadraMed Common Stock that are consistent with past practice and pursuant to pre-existing open market purchase programs that were not created or modified in connection with the Merger, that do not favor participation by the Shareholders, and that are not pursuant to any understanding between the Shareholders and QuadraMed that the Shareholders’ ownership of QuadraMed Common Stock would be transitory.

(b) Neither QuadraMed nor the Company has any plan or intention to sell or otherwise dispose of any of the assets of Tempus acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k).

(c) Following the Merger, the Company intends to continue the historic business of Tempus or use a significant portion of Tempus’s historic business assets in its business.

(d) All material Tax Returns required to be filed by or with respect to QuadraMed and its subsidiaries through the Closing Date have been or will be accurately prepared in all material respects, and have been or will be duly and timely filed, and all Taxes shown on such Tax Returns have been or will be timely paid, or to the extent not due and payable as of the Closing Date, adequate provision for the payment thereof has been or will be made on the financial statements or the books of account of QuadraMed and its subsidiaries.

(e) With respect to each taxable period of QuadraMed and its subsidiaries ending prior to the date of this Agreement, such taxable period (i) has been audited by the IRS or other Taxing Authority, and such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, (ii) has not been audited or investigated by the IRS or other Taxing Authority, or (iii) the time for assessing or collecting income tax with respect to each such taxable period has closed and such taxable period is not subject to review by the IRS or such other Taxing Authority. Neither QuadraMed nor any subsidiary has granted or been requested to grant waivers of any statute of limitations applicable to any claim for Taxes.

(f) Immediately before the Merger, the Company will be a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2T(b)(1)(i)(A) and its sole member will be QuadraMed.

Section 5.9 PROCEEDINGS; ORDERS.

(a) Except as disclosed on Schedule 5.9(a) or in the QuadraMed SEC Reports, there is no pending Proceeding and, to the Knowledge of QuadraMed, no Person has threatened to commence any Proceeding that would be required to be disclosed in the QuadraMed SEC Reports but is not so disclosed: (i) that (x) involves QuadraMed or the Company or, to the Knowledge of QuadraMed, any officers, directors, Manager, or employees of QuadraMed or the Company in their capacity as such, or (y) otherwise relates to QuadraMed’s or the Company’s business or any of the assets owned or used by QuadraMed or the Company (whether or not QuadraMed or the Company is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or QuadraMed’s or the Company’s ability to comply with or perform its obligations and covenants under the Transaction Agreements, and, to the Knowledge of QuadraMed, no Claim or other condition or circumstance exists that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b) QuadraMed has made available to Tempus accurate and complete copies of all material pleadings, correspondence and other written materials to which QuadraMed or the Company has access that relate to the Proceedings identified in Schedule 5.9(b), if any.

(c) Except as disclosed on Schedule 5.9(c) or in the QuadraMed SEC Reports, there is no Order to which QuadraMed or the Company, or to QuadraMed’s Knowledge, any officers, directors, or employees of QuadraMed or the officers or Manager of the Company in their capacity as such, or any of the assets owned or used by QuadraMed or the Company is subject except for such Orders as would not have a Material Adverse Effect on QuadraMed.

Section 5.10 COMPLIANCE WITH LEGAL REQUIREMENTS.

(a) Except as disclosed on Schedule 5.10 or in the QuadraMed SEC Reports, each of QuadraMed and the Company is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, except where such noncompliance would not result in a Material Adverse Effect with respect to QuadraMed or the Company.

(b) Except as disclosed on Schedule 5.10 or in the QuadraMed SEC Reports, neither QuadraMed nor the Company has received any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement by QuadraMed or the Company, or (ii) any actual, alleged, possible or potential obligation on the part of QuadraMed or the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature relating to Hazardous Materials.

Section 5.11 FULL DISCLOSURE.

(a) Subject to Section 11.8(a), neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transaction Agreements, contains any untrue statement of material fact made by QuadraMed or the Company, and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein of QuadraMed or the Company when read collectively not misleading.

(b) Subject to Section 11.8(a), all the information set forth in the Schedules hereto and all other written information (including copies of documents) regarding or relating to the Company or QuadraMed and their respective business, financial condition, assets, Liabilities, operations, financial performance, and net income that has been furnished to the Shareholders or Tempus or any of their respective Representatives by or on behalf of the Company, QuadraMed or any of their respective Representatives, is, to the Knowledge of QuadraMed and the Company, accurate and complete in all material respects.

ARTICLE VI

COVENANTS OF TEMPUS AND SHAREHOLDERS

Section 6.1 FILINGS AND CONSENTS; COOPERATION. Except as provided in Schedule 6.1:

(a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Tempus or the Shareholders in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Merger, has been made or given prior to or as of the Closing Date;

(b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Tempus or the Shareholders in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Merger (including each of the Consents identified on Schedule 3.5), has been obtained and remains in full force and effect through the Closing Date; and

(c) Tempus has delivered to QuadraMed a copy of each filing made, each notice given and each Consent obtained by Tempus during the Pre-Closing Period.

Section 6.2 TAX-FREE TREATMENT.

(a) Prior to the Closing Date, Tempus and each of the Shareholders have each used its reasonable best efforts to cause the Merger to qualify, and have not taken actions or caused actions to be taken that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

(b) Tempus has executed and delivered to Miles & Stockbridge P.C. and to Hill, Ward, and Henderson, P.A. a tax representation letter (which will be used in connection with the Tax opinions contemplated by Sections 8.9 and 9.8), substantially in the form of Exhibit E.

(c) The Shareholders shall report the Merger for United States federal and applicable state income tax purposes in a manner consistent with the characterization of the Merger as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

Section 6.3 NON-COMPETE.

(a) For a period of two years after the Closing Date, none of the Restricted Shareholders shall engage, anywhere in the world, in the business of developing, marketing, selling, and/or maintaining hospital enterprise scheduling software, either directly or indirectly, as an employee, director, officer, owner, Affiliate, or agent of a competing company, or otherwise; provided, however, that it shall not be a violation of this Section 6.3(a) for a Restricted Shareholder to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person or (ii) invest in securities representing less than one percent (1%) of the outstanding capital stock of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system.

(b) For a period of two years after the Closing Date, none of the Restricted Shareholders shall solicit, seek to employ, offer to employ or employ, directly or indirectly, as an employee, consultant or contractor, any of the employees of QuadraMed, the Surviving Company or any other Affiliate of QuadraMed.

(c) No Shareholder shall divulge, disclose or communicate, directly or indirectly, to any Person, firm, or corporation in any manner whatsoever, for any purpose not authorized by the prior written consent of QuadraMed, any Confidential Information concerning any matters affecting or relating to Tempus, including without limitation, any of its customers, the prices it obtains for its services, or any other information concerning its business, its manner of operation, its plans, processes, trade secrets or other data.

(d) The parties hereto agree that the covenants set forth in this Section 6.3 shall be enforced to the fullest extent permissible under applicable Legal Requirements. If all or any part of this Section 6.3 is held invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Each Shareholder agrees that in the event of a breach or threatened breach by him, her, or it of the provisions of this Section 6.3, money damages would not be an adequate remedy and that QuadraMed and the Surviving Company shall be entitled to temporary, preliminary or permanent injunctive relief without the necessity of posting a bond. If any part of this Section 6.3 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable Legal Requirements.

Section 6.4 TEMPUS OPTIONS. Tempus shall provide sufficient notice to each holder of Tempus Options that (a) all Tempus Options shall terminate immediately prior to the Effective Time in accordance with the provisions of the Tempus Option Plan, (b) such holder has the right, immediately prior to the Effective Time, to exercise such holder’s Tempus Options in whole or in part to the extent such Tempus Options are otherwise exercisable pursuant to the terms of the Tempus Option Plan, and (c) that, in lieu of exercising any Tempus Options, such holder may instead elect to execute an Option Termination Agreement prior to the Closing Date in order to be entitled to receive the Cash-Out Amount pursuant to Section 2.9.

Section 6.5 RELEASE. Effective as of the Closing, except as to this Agreement and documents referenced in this Agreement, each Shareholder, for himself and his, her, or its heirs, executors, administrators and assigns, releases and forever discharges Tempus, and its respective officers, directors, employees and shareholders (and each of their respective heirs, executors, administrators and assigns acting in such capacities), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, Encumbrances, contracts, agreements, promises, liabilities, claims, accounts, sums of money (except tax qualified retirement plan distributions), bonds, bills, demands, damages, losses, costs or expenses, whether direct or derivative, of any nature whatsoever, known or unknown, fixed or contingent, which each Shareholder either now has or may later have against Tempus or its officers, directors, employees and shareholders (and each of their respective heirs, executors, administrators and assigns acting in such capacities), based on any actions, omissions, facts or circumstances as existed or exists on or prior to the date of this Agreement, from the beginning of time to the date of this Agreement (collectively, the “Released Claims”). Each Shareholder covenants that there has been no assignment or other transfer of any interest in any Released Claim that the Shareholder may have against Tempus. Each Shareholder agrees that such Shareholder shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim, or in any manner assert or cause or assist another to assert against Tempus, any Released Claim. Each Shareholder acknowledges, represents, warrants and covenants that such Shareholder has had an adequate opportunity to determine all facts necessary to make a knowing release of all Released Claims and further represents, warrants and covenants that such Shareholder has executed this Agreement and release knowingly and without duress. Each Shareholder further acknowledges, represents, warrants and covenants that he has retained such separate and independent legal counsel as he deems appropriate to advise him in connection with the execution and delivery of this Agreement, and that he understands the terms and conditions hereof which have been reviewed with him and explained by such legal counsel as he deems appropriate. If any provision of this section is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, that provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. In any event, such declaration shall not affect the remaining provisions of this section, and this section shall be enforced as modified, or if no modification is enforceable, as if such invalid clause was not included. Nothing in this section affects a Shareholder’s right to recover wages, bonuses, employee benefits, and other compensatory amounts that are due to him or her in the ordinary course of business, as well as to make a claim for indemnity in accordance with Section 7.3 of this Agreement.

ARTICLE VII

COVENANTS OF QUADRAMED

Section 7.1 FILINGS AND CONSENTS; COOPERATION. Except as provided in Schedule 7.1:

(a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by QuadraMed or the Company in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Merger, has been made or given prior to or as of the Closing Date;

(b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by QuadraMed or the Company in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Merger, has been obtained and remains in full force and effect as of the Closing Date; and

(c) QuadraMed has delivered to Tempus and the Shareholders a copy of each notice given and each Consent obtained by QuadraMed during the Pre-Closing Period.

Section 7.2 TAX-FREE TREATMENT.

(a) Each of QuadraMed and the Company has used its best efforts to cause the Merger to qualify, and none of QuadraMed, the Company, nor the Surviving Company shall take actions or cause actions to be taken that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code. QuadraMed owned all of the issued and outstanding interests in the Company immediately prior to the Effective Time.

(b) QuadraMed and the Company have executed and delivered to Miles & Stockbridge P.C. and to Hill, Ward, and Henderson, P.A. a tax representation letter (which will be used in connection with the Tax opinions contemplated by Sections 8.9 and 9.8), substantially in the form of Exhibit F.

(c) QuadraMed and the Surviving Company shall report the Merger for United States federal and applicable state income tax purposes in a manner consistent with the characterization of the Merger as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

Section 7.3 INDEMNIFICATION. For a period of six years after the Closing Date, QuadraMed shall, to the maximum extent authorized under applicable law but subject to the restrictions and limitations contained therein, indemnify, defend, and hold harmless each director and executive officer of Tempus against all liabilities arising from actions or omissions in such capacities occurring upon or prior to the Closing Date. Tempus and each of the Shareholders represent and warrant that, as of the Closing Date, neither Tempus nor any Shareholder has any Knowledge of any Claim, fact, or circumstance that could reasonably be expected to result in any Claim for which any such director or executive officer of Tempus would have any Liability that could entitle such director or executive officer to any rights to indemnification or similar rights under applicable law, Tempus’s Articles of Incorporation or Bylaws, any Contract or otherwise, as contemplated by the preceding sentence.

Section 7.4 RECORDS AND DOCUMENTS. For a period of six years following the Closing Date, QuadraMed will use its commercially reasonable best efforts to preserve and keep all of Tempus’s books and records delivered to QuadraMed, as they existed on the Closing Date.

During the ninety day period immediately preceding the expiration of such six year period, the Shareholders’ Representative will be given the opportunity, at the Shareholders’ cost and expense, to remove and retain all or any part of such books and records as he may select. During such six year period, QuadraMed will provide the Shareholders’ Representative, upon reasonable notice, access to such books and records during normal business hours to examine, inspect, and copy such books and records for any reasonable business purpose.

ARTICLE VIII

CLOSING CONDITIONS OF QUADRAMED AND THE COMPANY

QuadraMed and the Company’s obligations to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

Section 8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Tempus and the Shareholders in this Agreement which are not qualified by “materiality” or “Material Adverse Effect” shall be true and accurate in all material respects, and the representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall be true and accurate in all respects, in each case when made and as of the Closing Date, and Tempus and each of the Shareholders shall have performed in all material respects all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

Section 8.2 ADDITIONAL CONDITIONS TO CLOSING.

(a) This Agreement and the Merger shall have been approved and adopted by the favorable vote of the holders of the outstanding shares of Tempus Common Stock as required by applicable law and Tempus’s Articles of Incorporation and Bylaws.

(b) No preliminary or permanent injunction or other Order by any federal, state or foreign court of competent jurisdiction that prohibits the consummation of the Merger shall have been issued and remain in effect. No Legal Requirement, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Body that prohibits or restricts the consummation of the Merger. Other than the filing of the Articles of Merger with the Secretary of State of Florida and the Certificate of Merger with the Secretary of State of Delaware, all Consents, Governmental Authorizations and orders of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body that are necessary for the consummation of the Merger, other than those the failure to obtain that would not materially adversely affect the consummation of the Merger or have a Material Adverse Effect with respect to the Surviving Company shall have been filed, occurred or been obtained (all such Consents, Governmental Authorizations and Orders and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any Legal Requirement or Order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Company or its subsidiaries.

(d) Each employee of Tempus intending to continue his or her employment after the Closing Date shall have executed and delivered to QuadraMed the form of Employee Confidentiality, Inventions and Noncompetition Agreement attached hereto as Exhibit G and Employee Arbitration Agreement attached hereto as Exhibit H.

Section 8.3 PERFORMANCE OF AGREEMENTS. Tempus or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by Tempus or any of the Shareholders, as the case may be, pursuant to this Agreement, except as QuadraMed has otherwise consented in writing.

Section 8.4 CONSENTS. Each of the Consents identified or required to have been identified on Schedule 3.5 shall have been obtained and shall be in full force and effect.

Section 8.5 NO MATERIAL ADVERSE EFFECT; NET WORKING CAPITAL.

(a) There shall not have been any Material Adverse Effect with respect to Tempus since May 31, 2004.

(b) Tempus’s Net Working Capital as of the Closing Date will equal or exceed $2,309,000.

Section 8.6 TEMPUS CLOSING CERTIFICATES. In addition to the documents required to be received under this Agreement, QuadraMed and the Company shall also have received the following documents:

(a) a certificate (the “Tempus Closing Certificate”), dated the Closing Date, duly executed by the president of Tempus, certifying that (A) each of the representations and warranties made by Tempus in the Transaction Agreements was accurate as of the date of the applicable Transaction Agreement and is accurate as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that Tempus is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed, and (C) each of the conditions set forth in Article VIII has been satisfied in all respects;

(b) copies of resolutions of Tempus, certified by a Secretary, Assistant Secretary or other appropriate officer of Tempus, authorizing the execution, delivery and performance of the Transaction Agreements and the Merger, and copies of written consents of the Shareholders, certified by a Secretary, Assistant Secretary or other appropriate officer of Tempus, authorizing the execution, delivery and performance of the Transaction Agreements and the Merger;

(c) good standing certificate for the State of Florida; and

(d) such other documents as QuadraMed may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Tempus and the Shareholders, (ii) evidencing the compliance by Tempus and the Shareholders, or the performance by Tempus and the Shareholders, of any covenant or obligation set forth in the Transaction Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VIII, or (iv) otherwise facilitating the consummation or performance of the Merger.

Section 8.7 TRANSACTION AGREEMENTS. Each Person (other than QuadraMed and the Company) shall have executed and delivered to QuadraMed or the Company prior to or on the Closing Date all Transaction Agreements to which it is to be a party.

Section 8.8 CONSULTING AGREEMENTS. Each of David Hayes and Kevin Saffer shall have entered into a consulting agreement with the Surviving Company or QuadraMed on terms mutually acceptable to QuadraMed and each of David Hayes and Kevin Saffer, respectively, in substantially the form attached hereto as Exhibit I.

Section 8.9 LEGAL OPINIONS.

(a) QuadraMed shall have received from Hill, Ward, and Henderson, P.A., counsel to Tempus and the Shareholders, an opinion in substantially the form attached as Exhibit J.

(b) QuadraMed shall have received a legal opinion of Miles & Stockbridge P.C., dated as of the Closing Date, in substantially the form attached as Exhibit K, in form and substance reasonably acceptable to QuadraMed, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Closing Date, the Merger should be treated for United States federal income tax purposes as a reorganization within Section 368(a)(1) of the Code. In rendering such opinion, Miles & Stockbridge P.C. may require and rely upon (and may incorporate by reference) customary representations and covenants, including those contained in the certificates provided pursuant to Sections 6.2(b) and 7.2(b).

Section 8.10 TEMPUS OPTIONS. All holders of Tempus Options outstanding prior to the Closing Date shall have entered into an Option Termination Agreement with Tempus.

Section 8.11 TERMINATION OF CERTAIN AGREEMENTS. QuadraMed and the Company shall have received from Tempus amendments to the following agreements in which Tempus and the other parties to such agreements each agree to terminate such agreements, effective as of the Closing Date:

(a) Letter Agreement, dated June 19, 2002, between Tempus and WiseWays Psychological and Consulting Services, Inc., as amended;

(b) Investor’s Rights Agreement, dated May 21, 1997, among Tempus, SpaceLabs Medical, Inc., and the Persons listed on Exhibit 1 thereto;

(c) Shareholders’ Agreement, dated May 21, 1997, among Tempus, SpaceLabs Medical, Inc., and the Persons listed on Exhibit 1 thereto; and

(d) Common Stock Purchase Warrant, dated May 21, 1997, issued by Tempus to SpaceLabs Medical, Inc.

ARTICLE IX

CLOSING CONDITIONS OF TEMPUS AND THE SHAREHOLDERS

The obligations of Tempus and the Shareholders to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

Section 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and QuadraMed in this Agreement which are not qualified by “materiality” or “Material Adverse Effect” shall be true and accurate in all material respects, and the representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall be true and accurate in all respects, in each case when made and as of the Closing Date, and each of the Company and QuadraMed shall have performed in all material respects all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

Section 9.2 ADDITIONAL CONDITIONS TO CLOSING.

(a) This Agreement and the Merger shall have been approved and adopted by the favorable vote of the holders of all of the outstanding shares of Tempus Common Stock (other than shares acquired through the exercise of options after May 31, 2004, if any).

(b) No preliminary or permanent injunction or other Order by any federal, state or foreign court of competent jurisdiction that prohibits the consummation of the Merger shall have been issued and remain in effect. No Legal Requirement, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Body that prohibits or restricts the consummation of the Merger. Other than the filing of the Articles of Merger with the Secretary of State of Florida and the Certificate of Merger with the Secretary of State of Delaware, all Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any Legal Requirement or Order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Company or its subsidiaries.

Section 9.3 QUADRAMED CLOSING CERTIFICATES. Tempus and the Shareholders shall have received the following documents:

(a) a certificate (the “QuadraMed Closing Certificate”), dated the Closing Date, duly executed by an officer of QuadraMed certifying that (A) each of the representations and warranties made by QuadraMed and the Company in the Transaction Agreements was accurate as of the date of the applicable Transaction Agreement and is accurate as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that QuadraMed or the Company is required to have complied with or performed pursuant to the Transaction Agreements at or prior to the Closing has been duly complied with and performed, and (C) each of the conditions set forth in Article IX has been satisfied in all respects;

(b) copies of resolutions of QuadraMed and the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of QuadraMed and the Company, respectively, authorizing the execution, delivery and performance of the Transaction Agreements and the Merger, and copies of resolutions of the meeting of shareholder of the Company (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transaction Agreements and the Merger;

(c) such other documents as Tempus may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by QuadraMed and the Company, (ii) evidencing the compliance by QuadraMed and the Company with, or the performance by QuadraMed and the Company of, any covenant or obligation set forth in the Transaction Agreements, (iii) evidencing the satisfaction of any condition set forth in Article IX, or (iv) otherwise facilitating the consummation or performance of the Merger.

Section 9.4 PERFORMANCE OF AGREEMENTS. QuadraMed or the Company, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by QuadraMed or the Company, as the case may be, pursuant to this Agreement, except as Tempus has otherwise consented in writing.

Section 9.5 CONSENTS. Each of the Consents identified or required to have been identified in Schedule 5.4 shall have been obtained and shall be in full force and effect.

Section 9.6 NO MATERIAL ADVERSE EFFECT. There shall not have been any Material Adverse Effect with respect to QuadraMed since March 31, 2004.

Section 9.7 TRANSACTION AGREEMENTS. QuadraMed and the Company shall have executed and delivered prior to or on the Closing Date all Transaction Agreements to which it is to be a party.

Section 9.8 LEGAL OPINIONS.

(a) Tempus shall have received from Miles & Stockbridge P.C., counsel to QuadraMed and the Company, an opinion in substantially the form attached as Exhibit L.

(b) Tempus shall have received a legal opinion from Hill, Ward, and Henderson, P.A., dated as of the Closing Date, in substantially the form attached as Exhibit M, in form and substance reasonably satisfactory to Tempus, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing on the Closing Date, the Merger should be treated for United States federal income tax purposes as a reorganization within Section 368(a)(1)(A) of the Code. In rendering such opinion, Hill, Ward, and Henderson P.A. may require and rely upon (and may incorporate by reference) customary representations and covenants, including those contained in the certificates provided pursuant to Sections 6.2(b) and 7.2(b).

Section 9.9 TEMPUS OPTIONS. All holders of Tempus Options outstanding prior to the Closing Date shall have entered into an Option Termination Agreement with Tempus.

ARTICLE X

FURTHER ASSURANCES

Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VIII and IX.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

Section 11.1 SURVIVAL. The representations and warranties of Tempus and each of the Shareholders contained in Articles III and IV shall survive the Closing until September 30, 2005, except that (i) the representations and warranties made in Sections 3.6, 3.7 and 3.8 shall survive until June 30, 2007, (ii) those made in Sections 3.12(a), 3.17, 3.20 and 3.25 shall survive until 90 days after the expiration of the applicable statute of limitations and (iii) those made in Sections 3.3(a), 3.3(b), 3.4, 4.1 and 4.2 shall survive indefinitely. The representations and warranties of QuadraMed and the Company contained in Article V shall survive the Closing until September 30, 2005, except that the representations and warranties made in Sections 5.2 and 5.3 shall survive indefinitely. Notwithstanding the foregoing, any claim for indemnification regarding any representation or warranty sought under Section 11.2 or 11.3 shall survive the time at which such representation or warranty shall terminate pursuant to the preceding sentence if notice of such claim for indemnification shall have been given to the party against whom such indemnity is sought prior to such time. Subject to the next sentence, the representations and warranties of each of Tempus, the Shareholders, the Company and QuadraMed and the rights and remedies that may be exercised by any Indemnified Party shall not be limited, diminished or otherwise affected by or as a result of any investigation or examination that may have or be made by any Indemnified Party, or any Representative of such Indemnified Party. Notwithstanding any other provision in this Agreement, no party hereto will have any liability (for indemnification or otherwise) to any other party hereto with respect to any breach or alleged breach of a representation or warranty, if and to the extent that such other party hereto or its Representatives had actual knowledge of such breach or alleged breach at or before Closing.

Section 11.2 INDEMNIFICATION BY SHAREHOLDERS. Each Shareholder shall severally (based on such Shareholder’s Applicable Percentage) indemnify and hold harmless QuadraMed, the Company, the Surviving Company and their respective officers, directors, Managers, employees, agents, and Affiliates (each, a “QuadraMed Indemnitee” and collectively, the “QuadraMed Indemnitees”) from and against any and all demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, judgments, and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, disbursements and expenses (collectively, “Losses”) incurred by a QuadraMed Indemnitee as a result of, arising out of or incident to any of the following:

(a) any misrepresentation or breach of warranty by Tempus or any Shareholder set forth in any Transaction Agreement to which they are a party, or in any certificate or other document delivered in connection with the transactions contemplated by the Transaction Agreements;

(b) any breach of or failure to perform any covenant, agreement, or obligation contained in any Transaction Agreement, or in any certificate or other document delivered in connection with the transactions contemplated by the Transaction Agreements;

(c) any Claims of any broker or finder engaged by Tempus or any Shareholder, including but not limited to any and all Claims arising out of or relating to any Contract between Tempus and Aria Capital Advisors, LLC;

(d) any Claim of infringement of U.S. Patent No. 5,301,105 or U.S. Patent No. 6,345,260 by Allcare Health Management Systems, Inc.; and/or

(e) any Claims arising out of any dispute among or between any of the Shareholders, including disputes with the Shareholders’ Representative, or by any Person (other than the Shareholder designated to receive it) asserting any right in or to the Merger Consideration.

Section 11.3 INDEMNIFICATION BY QUADRAMED. QuadraMed and the Company jointly and severally agree to indemnify and hold harmless the Shareholders for any and all Losses incurred by the Shareholders as a result of, arising out of or incident to any of the following:

(a) any misrepresentation or breach of warranty by QuadraMed or the Company set forth in any Transaction Agreement to which they are a party, or in any certificate or other document delivered in connection with the transactions contemplated by the Transaction Agreements; or

(b) any breach or failure to perform any covenant, agreement, or obligation by QuadraMed or the Company contained in any Transaction Agreement to which they are a party, or in any certificate or other document delivered in connection with the transactions contemplated by the Transaction Agreements.

Section 11.4 THIRD PERSON CLAIMS. Promptly after a QuadraMed Indemnitee or a Shareholder (an “Indemnified Party”) has received notice of or has Knowledge of any Claim by a person not a party to this Agreement (“Third Person”) or the commencement of any Proceeding by a Third Person that entitles such Indemnified Party to indemnification pursuant to this Article XI, the Indemnified Party shall, as a condition precedent to the Claim with respect thereto being made under this Article XI, give the Shareholder Representative or QuadraMed, as applicable, written notice of such Claim or the commencement of such Proceeding; provided, however that the failure to give such notice will not affect the Indemnified Parties’ right to indemnification hereunder with respect to such Claim or Proceeding, except to the extent that the Shareholder, QuadraMed, or the Company (each, an “Indemnifying Party”) has been actually prejudiced as a result of such failure. If the Indemnifying Party notifies the Indemnified Party within 30 days from the receipt of the foregoing notice that it wishes to defend against the Claim by the Third Person, then the Indemnifying Party shall have the right to assume and control the defense of the Claim by appropriate proceedings with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in the defense, at its sole expense, of any such Claim for which the Indemnifying Party shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Indemnifying Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnified Party shall be entitled to indemnification under Sections 11.2 or 11.3 for the reasonable fees and expenses of its counsel for any periods during which the Indemnifying Party has not assumed the defense of any Claim after notice of such Claim. If the Indemnifying Party shall have assumed the defense of any Claim, the Indemnifying Party shall not make any settlement with respect to any such Claim or Proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably be withheld. Notwithstanding the foregoing, however, the Indemnifying Party shall not be entitled to assume and control the defense of any Claim by a Third Person or the commencement of any Proceeding by a Third Person if (a) such Claim or Proceeding relates to, could result in, or arises in connection with any criminal Proceeding of an Indemnified Party or any officer or employee of the Indemnified Party; (b) such Claim or Proceeding could result in or cause a Material Adverse Effect with respect to the Indemnified Party in the reasonable judgment of the Indemnified Party; (c) such Claim or Proceeding is one which seeks principally injunctive or equitable relief against the Indemnified Party or to the extent that the Claim or Proceeding does not seek injunctive or equitable relief, but a party has entered a motion seeking such relief; or (d) a court, Governmental Body, or other arbiter of the Claim or Proceeding rules that the Indemnifying Party failed or is failing to adequately protect the Indemnified Party’s interests, rights, or remedies.

Section 11.5 CALCULATION OF LOSSES. Although a representation, warranty, or covenant of any of the parties contained in the Transaction Agreements may not be deemed breached, inaccurate or in default unless or until a certain standard as to “material,” “materiality,” or “Material Adverse Effect” has been met, for purposes of calculating Losses in connection with this Article XI, once such materiality or Material Adverse Effect standard has been met, and subject to any applicable limitations under Section 11.6, the Indemnified Party shall be entitled to indemnification for all Losses based upon, arising out of or otherwise in respect of such breach, inaccuracy, or default of any such representation, warranty, or covenant without giving effect to any such standard.

Section 11.6 LIMITS ON INDEMNIFICATION. Notwithstanding anything to the contrary in this Agreement:

(a)

(i)	Following the Effective Time, the Shareholders shall have no obligation to indemnify any of the QuadraMed Indemnitees for Losses unless and until the aggregate amount of Losses for which any one or more of the QuadraMed Indemnitees would be entitled to indemnification equals or exceeds $300,000 (the “Basket Amount”), in which case the indemnification obligations of the Shareholders shall extend to the entire amount of such Losses, including Losses covered by the Basket Amount; provided, however, that the Shareholders shall have no obligation to indemnify any of the QuadraMed Indemnitees for any individual matter resulting in Losses of $10,000 or less (a “De Minimis Loss”), and no De Minimis Loss will be aggregated with other Losses or included in the Basket Amount regardless of whether or not the aggregate Losses exceed the Basket Amount;

(ii)	the maximum liability, in the aggregate, of a Shareholder for Losses based upon, arising out of, or otherwise in respect of breaches of representations or warranties contained in Section 3.3(a), 3.3(b), 3.4, 3.6, 3.7, 3.8, 3.20, 3.25, 4.1 and 4.2 (“Specified Warranty Losses”) shall be the sum of (A) such Shareholder’s Applicable Percentage of the Cash Consideration and (B) the Stated Value of such Shareholder’s Applicable Percentage of the Stock Consideration, as such Stated Value may be determined with respect to such Shareholder’s portion of the Stock Consideration at each time at which an indemnification payment in respect of such a Loss is made; provided, however, that the maximum liability of each Shareholder, in the aggregate, in respect of all Losses (including both Specified Warranty Losses and Losses other than Specified Warranty Losses) shall not exceed such Shareholder’s Applicable Percentage of $13.5 million;

(iii)	the maximum liability, in the aggregate, of a Shareholder for Losses based upon, arising out of, or otherwise in respect of Losses other than Specified Warranty Losses shall be the Stated Value of such Shareholder’s Applicable Percentage of the Stock Consideration, as such Stated Value may be determined with respect to such Shareholder’s portion of the Stock Consideration at each time at which an indemnification payment in respect of such a Loss is made; provided, however, that the maximum liability of each Shareholder, in the aggregate, in respect of Losses other than Specified Warranty Losses shall not exceed such Shareholder’s Applicable Percentage of $7.7 million; and

(iv)	with respect to any indemnification amount ultimately payable by the Shareholders as a group, for each Claim each Shareholder shall be liable only for such Shareholder’s Applicable Percentage of such indemnification amount.

(b) No Shareholder shall have any liability for another Shareholder’s indemnification obligation under this Agreement or another Shareholder’s breach of a representation or warranty under Article IV made by such other Shareholder or another Shareholder’s breach of covenants or obligations in this Agreement or the other Transaction Agreements.

(c) With respect to any indemnification amount ultimately payable by a Shareholder for Losses other than Specified Warranty Losses, each Shareholder shall pay such amount in the following order until the amount has been satisfied: first, by tendering Escrow Shares; and second, by tendering shares of QuadraMed Common Stock received as Stock Consideration; provided that, if tendering QuadraMed Common Stock would result in the percentage of Stock Consideration being less than forty-five percent (45%) of the Merger Consideration, then indemnification amounts shall be paid in a combination of cash and QuadraMed Common Stock that would result in the percentage of Stock Consideration being not less than forty-five percent (45%) of the Merger Consideration. With respect to any indemnification amount ultimately payable by a Shareholder for Specified Warranty Losses, each Shareholder shall pay such amount in the following order until the amount has been satisfied: first, by tendering Escrow Shares; second, by tendering Escrow Cash; and third, by tendering shares of QuadraMed Common Stock received as Stock Consideration; provided that, if tendering QuadraMed Common Stock would result in the percentage of Stock Consideration being less than forty five percent (45%) of the Merger Consideration, then indemnification amounts shall be paid in a combination of cash and QuadraMed Common Stock that would result in the percentage of Stock Consideration being not less than forty-five percent (45%) of the Merger Consideration.

(d) With respect to any indemnification amount payable by tendering Escrow Shares and/or shares of QuadraMed Common Stock, the number of shares to be so tendered shall be determined by dividing (i) such indemnification amount by (ii) the Stated Value. In the event that the Shareholder had previously sold or otherwise disposed of the shares, the Shareholder shall, in lieu of tendering those shares, tender an amount of cash equal to the number of shares otherwise due under the preceding sentence multiplied by the applicable Stated Value. In the event that the Shareholder had sold shares in multiple lots at varying prices, the amount of cash to be tendered with respect to such shares shall be determined on a weighted average basis. For illustrative purposes only, an example with respect to the foregoing is set forth on Schedule 11.6(d).

(e) Following the Effective Time, QuadraMed shall have no obligation to indemnify any of the Shareholders for Losses unless and until the aggregate amount of Losses for which any one or more of the Shareholders would otherwise be entitled to indemnification equals or exceeds the Basket Amount, in which case QuadraMed’s indemnification obligation shall extend to the entire amount of such Losses, including Losses covered by the Basket Amount; provided, however, that QuadraMed shall have no obligation to indemnify any of the Shareholders for any De Minimis Loss, and no De Minimis Loss will be aggregated with other Losses or included in the Basket Amount regardless of whether or not the aggregate Losses exceed the Basket Amount.

(f) QuadraMed’s maximum liability for all Losses shall be $13.5 million.

(g) If a court of competent jurisdiction enters a final adjudication that a breach of a representation or warranty contained in this Agreement resulted from the fraud, intentional misrepresentation, or criminal conduct of any party to this Agreement, the limitations on indemnification as set forth in Sections 11.6(a)(i), (ii) and (iii) and 11.6(e) and (f) shall not apply to that party’s indemnification obligations hereunder.

(h) The amount of any Loss payable by a party shall be reduced by (i) any amount received by the Indemnified Party with respect to such Losses under any insurance coverage or from any other party alleged to be responsible therefor and (ii) the amount of any Tax benefit available to the Indemnified Party with respect to the Losses. Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage or from another party alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from the other party with respect to Losses at any time subsequent to any indemnification provided by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnified Party in connection with providing such indemnification up to the amount received by the Indemnifying Party.

(h) No party hereto shall have any obligation to indemnify any other party hereto for incidental, consequential, exemplary, special, or punitive damages.

(i) Each party acknowledges and agrees that the sole and exclusive remedy with respect to any and all Claims arising under this Agreement (other than Claims of, or causes of action arising from, fraud, intentional misrepresentation, or criminal conduct) shall be pursuant to the indemnification provisions set forth in this Article XI and in Section 12.3 and will be subject to the limitations set forth in this Section 11.6, to the extent applicable. Any liability for indemnification under this Agreement will be determined without duplication of recovery by reason of the state of facts giving rise to the liability constituting the breach of more than one representation, warranty, covenant or agreement.

Section 11.7 SHAREHOLDERS’ REPRESENTATIVE.

(a) Each Shareholder irrevocably authorizes, directs and appoints S. Mark Hand (the “Shareholders’ Representative”) to act as sole and exclusive agent, attorney-in-fact and representative of such Person and such Person’s heirs, representatives and successors to (i) take any and all actions (including without limitation executing and delivering any documents), incurring any costs and expenses for the account of the Shareholders, and making any and all determinations that may be required or permitted to be taken by the Shareholders in connection with this Agreement, including without limitation, all decisions relating to (A) the defense, settlement, or both of any Claims for which a QuadraMed Indemnitee may claim to be entitled to indemnification under this Article XI, (B) the Escrow Agreement, (C) the amendment or termination of this Agreement, and (D) any adjustment to the Merger Consideration contemplated by Section 2.3; and (ii) exercise such rights, power and authority as are incidental to the foregoing. Any actions, exercises of rights, power or authority and any decisions or determinations made by the Shareholders’ Representative shall be absolutely and irrevocably binding on each Shareholder as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person’s individual capacity.

(b) With respect to the matters covered by or related to this Agreement, (i) each Shareholder irrevocably relinquishes its right to act independently and other than through the Shareholders’ Representative with respect to such subject matter (except with respect to appointment of a successor Shareholders’ Representative), (ii) no Shareholder shall have any right to institute any suit, action or proceeding against Tempus, QuadraMed, the Company or the Surviving Company or the Escrow Agent with respect to any such matter, any such right being irrevocably and exclusively delegated to the Shareholders’ Representative who may act on their behalf, (iii) each Shareholder shall be deemed to have waived any claims such Shareholder may have or assert, including those that may arise in the future, against the Shareholders’ Representative for any action or inaction taken or not taken by the Shareholders’ Representative in connection herewith, except such action or inaction as may result from the willful misconduct or gross negligence of the Shareholders’ Representative, and (iv) the Shareholders hereby severally agree to indemnify the Shareholders’ Representative against, and hold him harmless from, any and all expenses, including, without limitation, attorneys’ fees and court costs, losses, costs, arbitration, tax liability and loss on investments suffered or incurred in connection with or arising from or out of this Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of the Shareholders’ Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to QuadraMed or a QuadraMed Indemnitee by a Shareholder other than through the Shareholders’ Representative shall be of no effect, and each notice delivered by QuadraMed or any other QuadraMed Indemnitee to the Shareholders’ Representative shall be effective as against each Shareholder; provided, that QuadraMed and the other QuadraMed Indemnitees may elect at their sole discretion to give effect to any notice delivered by any Shareholder.

(c) The Shareholders’ Representative may resign at any time upon thirty (30) days notice by submitting a written resignation to QuadraMed, with copies to all other Shareholders at their addresses on the stock books of Tempus. In the event of the death, physical or mental incapacity or resignation of the Shareholders’ Representative, the Shareholders shall promptly (and in any event within thirty (30) days of notice of such event) appoint a successor Shareholders’ Representative.

Section 11.8 FORWARD-LOOKING STATEMENTS .

(a) Tempus and each Shareholder acknowledge and agree that each has not relied on forward-looking statements (which shall have the same meaning as is set forth in Section 21E of the Exchange Act) for the purposes of executing this Agreement and approving the Merger and that neither QuadraMed nor the Company nor any Representative thereof shall have any liability to Tempus or any Shareholder with respect to any such forward-looking information. Tempus and each Shareholder further acknowledge and agree that, notwithstanding any other provision of this Agreement, any forward-looking statements relating to QuadraMed, contained in this Agreement or in any materials or information furnished by or on behalf of QuadraMed to Tempus, the Shareholders, or their Representatives or in any filings made by QuadraMed with the SEC or otherwise, are based upon the current expectations of QuadraMed, and are subject to a number of risks, uncertainties, and assumptions relating to the operations, results of operations, competitive factors, shifts in market demand, and other risks and uncertainties of QuadraMed. While QuadraMed believes that the assumptions underlying any such forward-looking statements are reasonable, these forward-looking statements are only predictions, and neither QuadraMed nor the Company can provide any assurance that such assumptions are accurate or that their expectations will prove to be correct. In light of the uncertainties inherent in any forward-looking statements, no party hereto nor any other Person should consider the inclusion of such statements as a representation by QuadraMed or the Company that either will achieve the results contemplated by such forward-looking statements.

(b) QuadraMed and the Company acknowledge and agree that each has not relied on forward-looking statements (which shall have the same meaning as is set forth in Section 21E of the Exchange Act) for the purposes of executing this Agreement and approving the Merger and that neither Tempus nor any Shareholder nor any Representative thereof shall have any liability to QuadraMed or the Company with respect to any such forward-looking information. QuadraMed and the Company further acknowledge and agree that, notwithstanding any other provision of this Agreement, any forward-looking statements relating to Tempus, contained in this Agreement or in any materials or information furnished by or on behalf of Tempus or any Shareholder to QuadraMed, the Company, or their Representatives or in any filings made by Tempus, are based upon the current expectations of Tempus, and are subject to a number of risks, uncertainties, and assumptions relating to the operations, results of operations, competitive factors, shifts in market demand, and other risks and uncertainties of Tempus. While Tempus believes that the assumptions underlying any such forward-looking statements are reasonable, these forward-looking statements are only predictions, and neither Tempus nor any Shareholder can provide any assurance that such assumptions are accurate or that their expectations will prove to be correct. In light of the uncertainties inherent in any forward-looking statements, no party hereto nor any other Person should consider the inclusion of such statements as a representation by Tempus or any Shareholder that either will achieve the results contemplated by such forward-looking statements.

ARTICLE XII

POST-CLOSING PERIOD TAX COVENANTS

Section 12.1 PREPARATION OF TAX RETURNS AND PAYMENT. QuadraMed shall prepare or cause to be prepared and timely file or cause to be timely filed all Tempus

Returns for Pre-Closing Tax Periods where such Returns have not been filed as of the Closing Date; provided, that to the extent the Shareholders have an indemnification obligation under Article XI or this Article XII with respect to Taxes reflected on such Returns, (i) such Returns shall be provided to the Shareholders’ Representative in draft form for review no later than 22 business days before filing, (ii) within eight business days after receiving such Returns the Shareholders’ Representative shall have an opportunity to raise reasonable, good faith objections to any positions taken on such Returns that could impact the Shareholders’ indemnification obligation under Article XI or this Article XII, (iii) if the Shareholders’ Representative so objects then the parties shall reasonably consult as to such positions and (iv) QuadraMed’s positions will be reflected on such Returns as filed only if prior to filing or within a reasonable period of time thereafter QuadraMed provides the Shareholders’ Representative with a written opinion addressed to the Shareholders’ Representative of its Tax counsel or accountants confirming that either (a) there is substantial authority under then current Legal Requirements and no substantial authority under then current Legal Requirements for Tempus’s past practice for any such Tax positions on such Returns that represent a change from Tempus’s past practice, or (b) there is a reasonable basis under then current Legal Requirements for any such Tax positions on such Returns that are consistent with Tempus’s past practice or which Tempus has not had to address in the past. QuadraMed and the Shareholders shall each pay fifty percent (50%) of the legal or accounting fees associated with obtaining such an opinion.

Section 12.2 TAX PROCEEDINGS. If, subsequent to the Closing Date, QuadraMed shall receive notice of a Tax Proceeding (whether such Tax Proceeding will be conducted in person, by telephone or otherwise), or any inquiries or requests for information from any Governmental Body, with respect to Tempus for a Pre-Closing Tax Period with respect to which the Shareholders would have an indemnification obligation under Article XI or this Article XII, QuadraMed shall promptly notify the Shareholders’ Representative of such Tax Proceeding, provided that the failure of QuadraMed to give such notice shall not relieve the Shareholders of their indemnification obligations under Article XI or this Article XII, except to the extent that such failure materially prejudices the rights of the Shareholders. Furthermore, QuadraMed shall afford the Shareholders’ Representative, at the Shareholders’ expense, the opportunity to control the conduct of the Tax Proceeding. QuadraMed shall, and shall cause the Surviving Company to, execute or cause to be executed powers of attorney or other documents necessary to enable the Shareholders’ Representative to take all actions desired by the Shareholders’ Representative with respect to such Tax Proceeding to the extent such Tax Proceeding may affect the amount of Taxes for which the Shareholders are liable pursuant to this Agreement. Notwithstanding the foregoing, the Shareholders’ Representative shall not agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date that would result in an increase in Taxes for any taxable period ending after the Closing Date without the prior written consent of QuadraMed, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 12.3 TAX INDEMNIFICATION. The Shareholders shall severally indemnify the Surviving Company and QuadraMed and hold them harmless from and against, any Losses, Claims, or Liabilities attributable to (i) all Taxes of Tempus for all Pre-Closing Tax Periods to the extent the payment of such Taxes has not been reflected or reserved on the financial statements of Tempus as of the Closing Date; (ii) any inaccuracy or breach of any of the representations and warranties contained in Section 3.17; and (iii) the failure by the Shareholders to perform, or the breach by the Shareholders of, any Tax covenant made by the Shareholders in this Agreement, including this Article XII. Without limiting the foregoing, the Tax liabilities of, or attributable to, Tempus with respect to any Pre-Closing Tax Period shall include all interest, penalties and additions to Taxes, whether accruing for periods before, on or after the Closing Date. The Shareholders shall reimburse QuadraMed for any Taxes of Tempus that are the responsibility of the Shareholders pursuant to this Section 12.3 within five days after written demand therefor but not earlier than the date of payment of such Taxes by QuadraMed or the Surviving Company.

Section 12.4 COOPERATION ON TAX MATTERS.

(a) QuadraMed and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns that include the business and operations of Tempus, to the extent such Returns are covered by this Article XII and any Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders and QuadraMed shall, and QuadraMed shall cause the Surviving Company to (A) retain all books and records with respect to Tax matters pertinent to Tempus relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and any extension thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (B) to give the other 30 days written notice prior to transferring, destroying or discarding any such books and records and, if QuadraMed so requests, the Shareholders shall allow QuadraMed to take possession of such books and records, and, if the Shareholders so request, QuadraMed shall provide the Shareholders with copies of such books and records; and

(b) QuadraMed and the Shareholders further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

Section 12.5 SHAREHOLDERS’ RESPONSIBILITY FOR CERTAIN TAXES. The Shareholders shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest thereto), if any, incurred in connection with the transactions contemplated by this Agreement. The Shareholders will, at their own expense, file all necessary Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Legal Requirements, QuadraMed or the Surviving Company will join in the execution of any such Returns and other documentation. The Shareholders shall provide QuadraMed with copies of all such Tax Returns and other documentation within 30 days prior to the date that such Returns or other documentation are required to be filed with the appropriate Governmental Body.

Section 12.6 TAX MATTERS. In the case of any Straddle Period (i) real, personal and intangible property Taxes (“Property Taxes”) of Tempus for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period, and (ii) the Taxes of Tempus for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date. Notwithstanding anything contained in this Agreement, the Shareholders shall not indemnify and hold harmless any of the QuadraMed Indemnitees from any liability for Taxes for Pre-Closing Tax Periods attributable to any action taken after the Closing (which action causes the Shareholders to incur Tax liability it otherwise would not have incurred) by QuadraMed, the Surviving Company, any of their affiliates or any transferee of QuadraMed or the Surviving Company, other than an action required by Legal Requirement (as determined by an accounting firm mutually acceptable to the Shareholders’ Representative and QuadraMed if they are unable to agree in good faith whether an action is required by Legal Requirement) or attributable to a breach by QuadraMed of any covenant relating to Taxes contained in this Agreement. The Shareholders’ responsibility under this Agreement to indemnify and hold harmless the QuadraMed Indemnities against, or to pay or cause to be paid, any Taxes shall not include any such responsibility with respect to any Taxes collected or withheld by Tempus (including, without limitation, all sales and use taxes and all withholding or employment taxes) with respect to events occurring through the Closing Date, which are held by the Surviving Company immediately after the Closing Date.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 EXPENSES. All legal, accounting, investment banking, brokers or finders, and other costs and fees incurred by Tempus or the Shareholders in connection with the transactions contemplated by this Agreement shall be borne and paid for solely by the Shareholders; provided, that Tempus may pay such costs and fees prior to Closing as long as the Net Cash at Closing is not less than $500,000 and Net Working Capital is not less than $2,309,000. All legal, accounting, investment banking, and other costs and fees incurred by QuadraMed or the Company in connection with the transactions contemplated by this Agreement shall be borne and paid for solely by QuadraMed.

Section 13.2 ENTIRE AGREEMENT. Other than the Non-Disclosure Agreement, dated January 16, 2004 (the “Non-Disclosure Agreement”), between QuadraMed and Tempus, which remains in full force and effect, this Agreement and the other Transaction Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements and understandings between them concerning the subject matter contained herein or therein. Other than the Non-Disclosure Agreement, there are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The Schedules and each Exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

Section 13.3 PRESS RELEASE AND PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, neither QuadraMed, Tempus nor any Shareholder shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other party. Notwithstanding the foregoing, QuadraMed and Tempus will cooperate to jointly prepare and issue a press release with respect to the execution of this Agreement and Closing at or promptly following the execution and Closing.

Section 13.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 13.5 DESCRIPTIVE HEADINGS; SECTION REFERENCES. The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement. All references to Articles or Sections of this Agreement are to articles and sections of this Agreement.

Section 13.6 NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, five (5) days after posting by registered or certified mail, postage prepaid, or on the next business day after delivery to a reputable overnight courier service (with confirmation) addressed as follows:

If to the Company or QuadraMed:

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

Attention: John Wright

With a copy to:

Miles & Stockbridge P.C.

1751 Pinnacle Drive

Suite 500

McLean, Virginia 22102-3833

Attention: Morris F. DeFeo, Jr., Esq.

If to Shareholders’ Representative:

S. Mark Hand

225 Water Street, Suite 1200

Jacksonville, FL 32202

With a copy to:

Hill, Ward, and Henderson, P.A.

3700 Bank of America Plaza

101 East Kennedy Boulevard

Tampa, Florida 33602

Attention: David S. Felman, Esq.

or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

Section 13.7 CHOICE OF LAW; VENUE. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without regard to choice of law principles. All actions to enforce or interpret the provisions of this Agreement or the other Transaction Agreements will be filed in a court of the State of Florida or of the United States having jurisdiction over Duval County, Florida. All parties irrevocably waive any objection they may have to the laying of venue of any suit, action or proceeding arising out of or relating hereto brought in any such court, irrevocably waives any claim that any such suit, action or proceeding so brought has been brought in an inconvenient forum, and further waives the right to object that such court does not have jurisdiction over such party. No party will bring a suit, action or proceeding in respect of this Agreement in any other jurisdiction.

Section 13.8 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.9 ASSIGNABILITY. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void.

Section 13.10 WAIVER AND AMENDMENT. Any term or provision of this Agreement may be waived at any time by the party, which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect.

Section 13.11 ATTORNEYS’ FEES. In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ and experts’ fees and costs, in addition to such other relief as may be granted.

Section 13.12 SPECIFIC PERFORMANCE; REMEDIES NOT EXCLUSIVE. Each Party acknowledges that the other parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the covenants set forth in Section 6.3. In addition to, but not in lieu of, any other remedies that may be available upon the breach of any covenants or agreements contained in this Agreement, each party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement. All rights and remedies of the parties under this Agreement shall be cumulative and shall be in addition to and not in lieu of any rights and remedies to which a party otherwise may be entitled at law or in equity, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, at law or in equity.

Section 13.13 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

QUADRAMED:

QuadraMed Corporation

By:
John C. Wright
Executive Vice President

THE COMPANY:

Sawgrass, LLC

By:
John C. Wright
Manager

TEMPUS:

Tempus Software, Inc.

By:
Kevin E. Saffer
Chief Executive Officer

SHAREHOLDERS:

Jeffrey W. Berry

Leslie V. Berry

J. Brooks Brown

Alan Harris

David W. Hayes

Larry Movsovitz

Kevin E. Saffer

Steven L. Wise

SPACELABS MEDICAL, INC.*

By:
Name:
Title:

SHAREHOLDERS’ REPRESENTATIVE

S. Mark Hand, Shareholders’ Representative

*	SpaceLabs Medical, Inc. hereby signs only as to its representations and warranties under Article IV and its indemnification obligations under Articles XI and XII; provided, however, that the foregoing shall not limit or affect SpaceLab’s indemnification obligations hereunder in respect of any representation or warranty under Article III or otherwise, except as expressly set forth in Article XI.

Exhibit A

DEFINED TERMS

(a) For purposes of this Agreement (including this Exhibit A), the following terms have the following meanings:

“Accounting Firm” shall mean a firm of certified independent public accountants of national standing.

“Acquisition Transaction” shall mean any transaction involving:

(a) the sale or other disposition of all or any substantial portion of Tempus’s business or assets;

(b) the issuance, sale or other disposition of (i) any capital stock of Tempus, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of Tempus, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of Tempus; or

(c) any merger, consolidation, business combination, share exchange, merger or similar transaction involving the Company.

“Affiliate” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Aggregate Common Number” shall mean the sum of (A) the total number of shares of Tempus Common Stock that are issued and outstanding immediately prior to the Effective Time and (B) the maximum number of shares of Tempus Common Stock that are issuable upon the exercise in full of all options to acquire Tempus Common Stock that are outstanding immediately prior to the Effective Time, all as identified on Schedule 3.3(b).

“Applicable Percentage” means, with respect to each Shareholder, the result of (A) the aggregate shares of Tempus Common Stock held by such Shareholder immediately prior to the Closing divided by (B) 374,766.

“Cash Exchange Rate” shall mean the amount of cash to be delivered in the Merger in respect of each share of Tempus Common Stock, which shall be equal to the quotient obtained by dividing the Cash Consideration by the Aggregate Common Number, with such quotient being carried and rounded to six decimal places.

“Claim” shall mean any administrative, regulatory, or judicial action, suit, demand, demand letter, claim, lien, notice of non-compliance or violation, investigation, or Proceeding relating to any Legal Requirement or Governmental Authorization.

“Confidential Information” shall mean any information (in whatever form, whether written, oral, electronic or otherwise) concerning the businesses and affairs of a disclosing party and all analyses, compilations, forecasts, studies or other documents which contain or reflect any such information; provided, however, that the term “Confidential Information” shall not include information which is or becomes publicly available (a) other than as a result of disclosure by a receiving party or its Representatives or (b) on a nonconfidential basis from a source (other than such disclosing party or its Representatives) which, to the Knowledge of such receiving party, is not prohibited from disclosing such information to such receiving party by any legal, contractual or fiduciary obligation to such disclosing party;

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean, with respect to any Person, any agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

“Control” (including the terms “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract, or otherwise.

“Daily Price” shall mean the average of the high and low sales price per share of QuadraMed Common Stock quoted on the OTC Bulletin Board (or such other exchange, automated quotation system or other principal trading market on which such shares are traded.)

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Entity Shareholder” shall mean each Shareholder that is an Entity.

“Environmental Claims” shall mean (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or other environment from release or disposal of Hazardous Materials.

“Environmental Laws” shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, binding policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the protection of the environment, health, safety from the release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S) 9601 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et seq.; and their state and local counterparts and equivalents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange” shall mean any national securities exchange or other market on which securities are listed or admitted to trading (including, without limitation, the Nasdaq National Market).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Florida Law” shall mean the Florida Business Corporation Act.

“GAAP” shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

(d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” shall mean any hazardous substance, pollutant, contaminant, flammable explosives, radioactive materials and hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined or regulated pursuant to any Environmental Laws, or the release, discharge or exposure to which is prohibited, limited or regulated by any federal, state or local government under Environmental Law and any petroleum, waste oil and petroleum by-products, asbestos in any form, urea formaldehyde, and transformers or other equipment that contain levels of polychlorinated biphenyls.

“Income Taxes” shall mean any income, gross receipts, gains, net worth, surplus, franchise, or withholding taxes (including interest, penalties, or other additions to tax imposed by a Taxing Authority).

“Intellectual Property” shall mean any and all (i) U.S. and foreign trademarks, service marks, trade dress, logos, trade names, brand names, corporate names, assume names, business names, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, the “Trademarks”); (ii) Internet domain names (collectively, the “Domain Names”); (iii) U.S. and foreign patents, industrial designs, invention disclosures, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights related to the foregoing (collectively, the “Patents”); (iv) U.S. and foreign copyrights, and all registrations and applications to register the foregoing (collectively, the “Copyrights”), (v) all categories of trade secrets as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law, including, but not limited to, business, technical and know-how information (collectively, the “Trade Secrets”); (vi) Software (as defined below); (vii) rights of publicity and privacy relating to the use of names, likenesses, voices, signatures and biographical information of real persons; and (viii) all licenses and agreements pursuant to which Tempus has acquired rights in or to any Trademarks, Domain Names, Patents, Trade Secrets, technology, know-how, rights of publicity or Copyrights, or agreements pursuant to which Tempus has licensed or transferred the right to use any of the foregoing, each as owned or used by Tempus.

“Knowledge” A Person shall be deemed to have “Knowledge” of a particular fact or other matter if such Person is actually aware of such fact or other matter after conducting an inquiry of those officers and directors or Manager, as the case may be, of such party reasonably believed to have responsibility over the relevant matters.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Licensed Software” means all of the computer programs (including all source code and object code) licensed or otherwise made available to Tempus by another Person, other than any “off-the-shelf” computer program that is so licensed under a shrink-wrap, click wrap, or similar non-negotiable license.

“Manager” shall mean the manager of a limited liability company; specifically, the Company prior to the Merger, and the manager of the Surviving Company after the Merger.

“Material Adverse Effect” shall mean, with respect to a Person, any change or effect that, individually or when taken together with all other related changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is, or is reasonably likely to be, materially adverse to the business, operations, condition (financial or otherwise), assets, properties (including intangible properties), or liabilities of such Person in the aggregate amount of $100,000 or more.

“Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with Tempus under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Net Cash” shall mean the cash balance of Tempus as of the Closing Date, including all cash owned by Tempus, whether held in bank accounts, investment accounts, certificates of deposit or other depository accounts, determined in accordance with GAAP.

“Net Working Capital” shall mean (i) Tempus’s current assets less (ii) Tempus’s current liabilities other than deferred revenue, as determined in accordance with GAAP pursuant to the Final Closing Balance Sheet.

“Order” shall mean any:

(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

“Owned Software” means all of the computer programs (including all source code and object code) owned by Tempus, including without limitation, computer programs in the development or testing phase, all related engineering specifications, program flow charts, installation and user manuals, and all know-how relating thereto.

“Pension Plan” shall mean either a plan described in Section 3(35) of ERISA.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion prior to the Closing Date of any period that included the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body, Exchange, or any arbitrator or arbitration panel.

“QuadraMed Common Stock” shall mean the shares of common stock, par value $.01 per share, of QuadraMed.

“Registration Rights Agreement” shall mean an agreement substantially in the form of Exhibit C.

“Related Party” Each of the following shall be deemed to be a “Related Party”:

(a) each individual who is a director or an officer of Tempus;

(b) each member of the family of each of the individuals referred to in clause “(a)” above; or

(c) any other Affiliate of Tempus.

“Representatives” of a specified party shall mean officers, directors, Manager, employees, attorneys, accountants, advisors and representatives of such party.

“Restricted Shareholders” shall mean David W. Hayes, Kevin E. Saffer, and Steven L. Wise.

“Returns” shall mean any return (including any information return and amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share Value” means, as of any given date, the average of the Daily Prices of QuadraMed Common Stock for the 20 consecutive trading days immediately preceding such date.

“Software” means, together, the Licensed Software and the Owned Software.

“Stated Value,” for each Shareholder, shall equal the Share Value determined as of the date on which an indemnification payment is paid; provided, that if prior to such time a Shareholder shall have disposed of all or any portion of the Stock Consideration, the Stated Value of each of those shares shall equal the gross selling price per share of such shares (less reasonable and customary brokerage commissions) if sold at the then current trading price of QuadraMed Common Stock in an arm’s length transaction, provided, further, that if such shares were not sold at the then current trading price of QuadraMed Common Stock in an arm’s length transaction, the Stated Value of such shares shall equal the closing trading price per share of QuadraMed Common Stock on the date(s) of disposition.

“Stock Exchange Rate” means the number of shares of QuadraMed Common Stock to be delivered or reserved for issuance in connection with the Merger in respect of each share of Tempus Common Stock, which shall equal the quotient obtained by dividing the Stock Consideration by the Aggregate Common Number, with such quotient being carried and rounded to six decimal places.

“Straddle Period” shall mean any taxable period ending after the Closing Date and beginning before the Closing Date.

“Tax Proceeding” shall mean any Proceeding conducted by a Governmental Body with regard to or involving Taxes.

“Tax Sharing Agreement” shall mean any existing Tax sharing agreements or arrangements (whether or not written) binding Tempus and any other agreement or arrangement (including any arrangement required or permitted by law) which (a) requires Tempus to make any Tax payment to or for the account of any other person, (b) affords any other person to utilize any tax attributes of Tempus to reduce such other person’s Taxes, (c) affords Tempus the ability to utilize any tax attributes of any other person to reduce any Taxes of Tempus, (d) requires or permits the transfer or assignment of income, revenues, receipts, or gains, or (e) requires or permits Tempus to determine its Tax liability by taking into account or by reference to the Tax liability, income, revenues, receipts or gains of any other person.

“Taxes” shall mean (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition- to-tax or additional amount imposed by a Governmental Body, (b) any Liability of an Entity for the payment of any amount of the type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) any Liability of an Entity for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Entity.

“Taxing Authority” shall mean a foreign or United States federal, state or local Governmental Body having jurisdiction over the assessment, determination, collection, or imposition of any Tax, if the context requires.

“Tempus Board” shall mean the duly elected board of directors of Tempus.

“Tempus Common Stock” shall mean the shares of common stock, par value $.01 per share, of Tempus.

“Tempus Contract” shall mean any Contract (i) to which Tempus is a party; (ii) by which Tempus or any of its assets is or may become bound or under which Tempus has any obligation; or (iii) under which Tempus has or may acquire any right or interest, and which falls within any of the categories (a) through (m) below:

(a)	any Contract with any Related Party;

(b)	any licensing, royalty or other Contract pursuant to which any Person is licensed or otherwise granted any right to use the Software or other Intellectual Property and pursuant to which other Persons license or otherwise grant Tempus or the Shareholders any right to use the Licensed Software;

(c)	any Contract (A) for the sale of any of the assets of Tempus, other than Inventory or other assets sold in the ordinary course of business or (B) for the grant to any Person of any preferential rights to purchase any of such assets;

(d)	any Contract relating to placing an Encumbrance on any assets;

(e)	any Contract that restricts Tempus from competing in any line of business or in any geographical area;

(f)	any Contract with respect to the investing of funds or indebtedness;

(g)	any real property lease or lease for personal property under which Tempus is either lessor or lessee that involves annual payments or receipts of more than $10,000;

(h)	employment, consulting, termination or severance Contracts, collective bargaining Contracts, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, group insurance, termination pay, severance pay or retirement plans or Contracts;

(i)	any Contract that involves an annual payment to or by Tempus of more than $10,000;

(j)	any Contract relating to the distribution, marketing or sales of Tempus’s products or services;

(k)	any Contract under which Tempus has agreed to indemnify or guarantee the obligations of any Person (except Contracts with customers of Tempus entered into in the ordinary course of business) with Liability that could reasonably be likely to exceed $10,000;

(l)	any Contract that is not terminable by Tempus without penalty on sixty (60) or fewer days’ notice; and

(m)	all other Contracts entered into outside of the ordinary course of business or that are material for any reason to Tempus.

“Transaction Agreements” shall mean:

(a)	this Agreement;

(b)	the Escrow Agreement;

(c)	the Registration Rights Agreement;

(d)	the Consulting Agreements with David Hayes and Kevin Saffer;

(e)	the Certificate of Merger; and

(f)	the Articles of Merger.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Acquisition Transaction	Section 5.7
Adjustment Amount	Section 2.3(a)
Adjustment Documents	Section 2.3(a)
Agreement	Preamble
Articles of Merger	Section 1.2(a)
Audited Financial Statements	Section 3.10(a)(i)
Basket Amount	Section 11.6(a)(i)
Cash Consideration	Section 2.2(a)
Cash-Out Amount	Section 2.9
Certificate of Merger	Section 1.2(a)
Certificates	Section 2.5(a)
Closing	Section 1.2(c)
Closing Balance Sheet	Section 2.3(a)
Closing Date	Section 1.2(c)
Code	Recitals
Company	Preamble
De Minimis Loss	Section 11.6(a)(i)
Effective Time	Section 1.2(a)
Escrow Agent	Section 2.4
Escrow Agreement	Section 2.4
Escrow Amount	Section 2.4
Escrow Cash	Section 2.4
Escrow Shares	Section 2.4
Final Closing Balance Sheet	Section 2.3(d)
Financial Statements	Section 3.10(a)
Indemnified Party	Section 11.4
Indemnifying Party	Section 11.4
Independent Accounting Firm	Section 2.3(c)
Interim Balance Sheet	Section 3.10(c)
Interim Financial Statements	Section 3.10(a)
Leased Premises	Section 3.12(d)
Losses	Section 11.2
Merger	Recitals
Merger Consideration	Section 2.2(a)
Non-Disclosure Agreement	Section 13.2
Objection Notice	Section 2.3(c)

Option Termination Agreement	Section 2.9
Plans	Section 3.25(a)
QuadraMed	Preamble
QuadraMed Closing Certificate	Section 9.3(a)
QuadraMed Indemnitees	Section 11.2
QuadraMed SEC Reports	Section 5.6(a)
Property Tax	Section 12.6
Refund Amount	Section 2.3(g)
Related Person	Section 5.8(a)
Released Claims	Section 6.5
Requisite Regulatory Approvals	Section 8.2(b)
Securityholder	Section 3.3(b)
Shareholder(s)	Preamble
Shareholders’ Representative	Section 11.7(a)
Specified Warranty Losses	Section 11.6(a)(ii)
Stock Consideration	Section 2.2(a)
Surviving Company	Section 1.1
Tempus	Preamble
Tempus Closing Certificate	Section 8.6(a)
Tempus Option Plan	Section 3.3(a)
Tempus Options	Section 3.3(a)
Tempus Returns	Section 3.17(a)
Third Person	Section 11.4

Schedule 5.2(b)

Outstanding Subscriptions, Options, Warrants, Purchase Rights

and Convertible Securities

On June 17, 2004, QuadraMed issued 4,000,000 shares of Series A Cumulative Mandatory Convertible Preferred Stock (liquidation value $25 per share) in a Private Placement Offering (“Preferred Shares”). These Preferred Shares may be converted into shares of QuadraMed Common Stock at an initial conversion price of $3.40 per share.

Schedule 5.2(c)

Agreements Affecting the Ownership, Transfer,

or Voting of QuadraMed Capital Stock

None.

Schedule 5.4

Required Consents and Filings

No Consents are required.

QuadraMed will make all filings required by the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, as well as all requisite state securities or “blue sky” laws.

Schedule 5.7

Material Adverse Changes; Dividends and Stock Distributions; Amendments to

Organizational Documents; Key Personnel Employment Changes; Changes in Accounting

Methods or Accountants

The Preferred Shares are entitled to cumulative dividends from the issuance date thereof as provided in the Certificate of Designation, Powers, Preferences, and Rights therefor.

Schedule 5.9(a)

Proceedings

None.

Schedule 5.9(b)

Pleadings from Proceedings

None.

Schedule 5.9(c)

Orders

None.

Schedule 5.10

Legal Requirements

None.

Schedule 7.1

Filings and Consents

QuadraMed will make all filings required by the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, as well as all requisite state securities or “blue sky” laws.